Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

among

LSF8 STERLING PARENT, LLC,

LSF8 STERLING MERGER COMPANY, LLC

and

DFC GLOBAL CORP.

Dated as of April 1, 2014

Exhibits

Exhibit A	Form of Certificate of Incorporation of the Surviving Corporation
Exhibit B	Form of Bylaws of the Surviving Corporation

INDEX OF DEFINED TERMS

Definition	Location
2016 Notes	5.13
2016 Notes Indenture	5.13
2017 Notes	3.2
2017 Notes Indenture	3.2
2027 Notes	3.2
2027 Notes Indenture	3.2
2028 Notes	3.2
2028 Notes Indenture	3.2
Acquisition Proposal	5.2
Action	3.9
Adverse Recommendation Change	5.2
Affiliate	8.3
Agreement	Preamble
Alternative Acquisition Agreement	5.2
Bond Financing	4.7
Book-Entry Shares	2.3
Bridge Financing	4.7
Business Day	8.3
Certificate of Merger	1.3
Certificates	2.3
Closing	1.2
Closing Date	1.2
Code	2.4
Company	Preamble
Company Board	Recitals
Company Bylaws	1.5
Company Charter	1.5
Company Disclosure Letter	Article III
Company Equity Plans	2.2
Company Intellectual Property	3.18
Company Plans	3.11
Company Preferred Stock	3.2
Company Registered IP	3.18
Company Regulatory Agreement	3.21
Company SEC Documents	3.6
Company Stockholder Approval	3.4
Company Stockholders Meeting	5.3
Company Stock Awards	3.2
Company Stock Option	2.2
Company Stock Plans	2.2
Confidentiality Agreement	5.4
Contract	3.5
control	8.3

Definition	Location
Convertible Note Derivative Instruments	8.3
Convertible Notes	3.2
Cross Currency Swaps	5.13
Debt Financing	4.7
Debt Financing Commitments	4.7
Debt Tender Agents	5.13
Debt Tender Offers	5.13
Delaware Secretary of State	1.3
Derivative Contract	3.23
DGCL	1.1
Dissenting Shares	2.5
Early Termination Deadline	7.3
Effective Time	1.3
Environmental Law	3.13
Equity Financing	4.7
Equity Financing Commitment	4.7
ERISA	3.11
Exchange Act	3.5
Excluded Party	7.3
Existing Credit Agreement	5.13
Existing D&O Policies	5.8
FCA	3.10
Fee Letter	4.7
Financing	4.7
Financing Commitments	4.7
Financing Failure Event	5.9
Financing Liens	3.2
Financing Sources	8.3
Finnish Credit Facility	5.13
FSMA	3.10
Foreign Competition Laws	3.5
GAAP	3.6
Gross-Up Payment	3.11
Governmental Entity	2.3
Guarantor	Recitals
Hazardous Substance	3.13
HSR Act	3.5
Houlihan Lokey	3.24
Indebtedness	8.3
Indemnified Persons	5.8
Intellectual Property	3.18
Intervening Event	5.2
IRS	3.11
knowledge	8.3
Law	3.5

v

Definition	Location
Leased Real Property	3.17
Liens	3.2
Limited Guarantee	Recitals
Marketing Period	5.9
Material Adverse Effect	8.3
Material Contract	3.15
Measurement Date	3.2
Merger	Recitals
Merger Consideration	2.1
Merger Sub	Preamble
NASDAQ	3.5
Nonqualified Deferred Compensation Plan	3.11
Offer Documents	5.13
Outside Date	7.1
Owned Real Property	3.17
Parent	Preamble
Parent Expenses	7.3
Parent Material Adverse Effect	8.3
Parent Parties	8.3
Parent Termination Fee	7.3
Paying Agent	2.3
Payment Fund	2.3
Permits	3.10
Permitted Liens	3.17
Person	8.3
Proxy Statement	5.3
Regulatory Agencies	3.21
Related Party	3.21
Representatives	5.2
Required Information	5.9
RSU	2.2
S&R Facility	5.1
Schedule TO	5.13
SEC	3.6
Section 10.06 Supplemental Indenture	5.13
Securities Act	3.5
Shares	2.1
Solvent	4.9
Special Committee	Recitals
Subsidiary	8.3
Superior Proposal	5.2
Surviving Corporation	1.1
Swedish Facility	5.1
Tail Policy	5.8
Takeover Laws	3.19

Definition	Location
Tax Incentive	3.14
Tax Returns	3.14
Taxes	3.14
Termination Fee	7.3
WARN Act	3.12
willful and material breach	7.2

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of April 1, 2014, among LSF8 STERLING PARENT, LLC, a Delaware limited liability company (“Parent”), LSF8 STERLING MERGER COMPANY, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”), and DFC GLOBAL CORP., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the Boards of Directors of Parent and Merger Sub have each unanimously approved this Agreement and declared it advisable for Parent and Merger Sub, respectively, to enter into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) formed a committee of the Board (the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management) for the purpose of evaluating strategic opportunities and alternatives for the Company (the “Special Committee”);

WHEREAS, the Special Committee evaluated and made a recommendation to the Company Board with respect to this Agreement and the transaction contemplated by this Agreement;

WHEREAS, the Company Board, acting upon the unanimous recommendation of the Special Committee, has (i) determined that it is in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and (iii) resolved and agreed to recommend adoption of this Agreement by the stockholders of the Company;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Lone Star Fund VIII (U.S.), L.P. (the “Guarantor”) has provided a limited guarantee (the “Limited Guarantee”) to the Company with respect to certain of Parent’s and Merger Sub’s obligations under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger as specified herein;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

AGREEMENT

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and as a wholly-owned subsidiary of Parent.

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., New York City time, on the later of (x) the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VI (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions) and (y) two Business Days after the final day of the Marketing Period, at the offices of Gibson, Dunn & Crutcher LLP, unless another date, time or place is agreed to in writing by Parent and the Company; provided that notwithstanding the satisfaction or waiver of the conditions set forth in Article VI, this Agreement may be terminated pursuant to and in accordance with Section 7.1 such that the parties shall not be required to effect the Closing regardless of whether the final day of the Marketing Period shall have occurred prior to such termination. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

SECTION 1.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file a certificate of merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other date or time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, the certificate of incorporation of the Company (the “Company Charter”) shall be amended so that it reads in its entirety as set forth in Exhibit A hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company (the “Company Bylaws”) shall be amended so that they read in their entirety as set forth in Exhibit B hereto, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

SECTION 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

SECTION 1.7 Officers. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of their resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE II

EFFECT ON THE CAPITAL STOCK OF THE

CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

SECTION 2.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each share of common stock, par value $0.001 per share, of the Company (such shares, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares to be cancelled in accordance with Section 2.1(b) and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive $9.50 in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration in accordance with Section 2.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent, Merger Sub or any wholly owned Subsidiary of the Company immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and shall become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split), subdivision, combination, exchange, stock dividend, stock distribution, or any other similar event, then the Merger Consideration shall be equitably adjusted to reflect such event so as to provide Parent and the holders of Shares the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this paragraph (d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

SECTION 2.2 Treatment of Options, Restricted Stock Units.

(a) Stock Options. Except as provided below, at the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under the 2005 Stock Incentive Plan and the 2007 Equity Incentive Plan (the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time shall become fully vested. In addition, each Company Stock Option outstanding immediately prior to the Effective Time shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess (if any) of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without any cash payment being made in respect thereof.

(b) Restricted Stock Units. At the Effective Time, each restricted stock unit (“RSU”) granted under the Company Stock Plans shall become fully earned and vested with respect to 100% of the Shares set forth in the terms of the agreement granting such RSU and shall be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled RSU as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the Merger Consideration for each such fully earned and vested RSU.

(c) Prior to the Effective Time, the Company shall deliver all required notices (which notices shall have been approved by Parent, in its reasonable discretion) to each holder of Company Stock Options and RSUs setting forth each holder’s rights pursuant to the respective Company Stock Plan, stating that such Company Stock Options and RSUs shall be treated in the manner set forth in this Section 2.2.

(d) The Company shall take all actions necessary, as of the Effective Time, (i) to ensure that the Company Stock Plans and any agreements thereunder, together with any other equity-based compensation plan maintained by the Company (collectively, the “Company Equity Plans”), shall terminate, and (ii) to ensure that no holder of a Company Stock Option or RSU or any participant in any Company Equity Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by this Section 2.2 in cancellation and settlement thereof.

SECTION 2.3 Exchange and Payment.

(a) At or prior to the Effective Time, Parent shall deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”), in trust for the benefit of holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration in accordance with this Article II (such cash, the “Payment Fund”). Except as otherwise provided in this Agreement, the Payment Fund shall not be used for any purpose other than to fund payments due pursuant to this Article II.

(b) Promptly after the Effective Time and in any event not later than the third Business Day following the Closing Date, the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (the “Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate (or affidavits of loss in lieu thereof as provided in Section 2.3(j) or, in the case of uncertificated Shares represented by book entry (the “Book-Entry Shares”), upon adherence to the procedures as set forth in the letter of transmittal) to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate (subject to deduction for any required withholding Tax), and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, the Surviving Corporation shall cause the Paying Agent to issue and deliver to each holder of Book-Entry Shares a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to this Article II in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) Promptly after the Effective Time and, in any event, not later than the third Business Day following the Closing Date, the Surviving Corporation shall send, or shall instruct the Paying Agent to send, to each record holder of a Company Stock Option or RSU in respect of which a cash payment is payable at the Effective Time under Section 2.2 a notice summarizing such holder’s rights under this Agreement with respect to such award and setting forth any procedures that such holder must follow to receive payment.

(d) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of Parent that such tax is not applicable.

(e) Until surrendered as contemplated by this Section 2.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof pursuant to this Article II, without any interest thereon.

(f) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article II, subject to applicable Law in the case of Dissenting Shares.

(g) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis. Any interest or other income resulting from such investments shall be paid to Parent, upon demand.

(h) Any portion of the Payment Fund that remains unclaimed by the holders of Certificates or Book-Entry Shares one year after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any remaining holders of Certificates or Book-Entry Shares shall thereafter look only to the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or similar Law).

(i) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been exchanged prior to the date on which the related Merger Consideration would otherwise escheat to or become the property of any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (each, a “Governmental Entity”), any such Merger Consideration in respect thereof shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(j) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will as promptly as practicable deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(k) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 2.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 2.5 shall be returned to Parent, upon demand.

SECTION 2.4 Withholding Rights. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration payable to any holder of Shares, Company Stock Options, RSUs or otherwise pursuant to this Agreement such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986 (the “Code”), or any provision of state, local or foreign tax Law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who has not voted in favor of the Merger and who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 2.1(a). The Company shall serve prompt notice to Parent of any demands for appraisal of any Shares, attempted withdrawals of such notices or demands and any other instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent contemporaneously with the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Article III to which the relevance of such information is readily apparent on its face) or (b) as disclosed or reflected in the Company SEC Documents filed and publicly available prior to the date of this Agreement (but excluding any exhibits or attachments to such Company SEC Documents and any risk factor disclosures, or other cautionary, predictive or forward-looking disclosures therein), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and (iii) is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously delivered to Parent true and complete copies of the Company Charter and Company Bylaws and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended to the date of this Agreement, and each as so delivered is in full force and effect. The Company is not in violation of any provision of the Company Charter or Company Bylaws.

SECTION 3.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 100,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.001 per share (the “Company Preferred Stock”). As of the close of business on March 31, 2014 (the “Measurement Date”), (i) 38,582,863 Shares (excluding treasury shares) were issued and outstanding, (ii) no Shares were held by the Company in treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in treasury and (iv) 3,586,219 Shares were reserved for issuance pursuant to the Company Stock Plans (of which 3,580,518 Shares were subject to outstanding Company Stock Options and 1,061,536 Shares were subject to outstanding RSUs). All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be when issued, duly authorized, validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right. All shares of capital stock and other voting securities or equity interests of each such Subsidiary are owned, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”) other than Liens pursuant to or contemplated by the Existing Credit Agreement and the Finnish Credit Facility (together, the “Financing Liens”). Except for the Convertible Notes and the Convertible Note Derivative Instruments, neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) with the stockholders of the Company or such Subsidiary on any matter. Except as set forth above in this paragraph (a), changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options described in Section 3.2(b), issuances in compliance with Section 5.1(p) of this Agreement and Shares issuable upon conversion of the Company’s (i) 3.25% Senior Convertible Notes due 2017 (the “2017 Notes”) issued pursuant to the Indenture, dated as of April 16, 2012 (the “2017 Notes Indenture”), by and between the Company and U.S. Bank National Association, (ii) 2.875% Senior Convertible Notes due 2027 (the “2027 Notes”) issued pursuant to the Indenture, dated as of June 27, 2007 (the “2027 Notes Indenture”), by and between the Company and U.S. Bank National Association, and (iii) 3.00% Senior Convertible Notes due 2028 (the “2028 Notes” and, together with the 2017 Notes and the 2027 Notes, the “Convertible Notes”) issued pursuant to the Indenture, dated as of December 21, 2009 (the “2028 Notes Indenture”), by and between the Company and U.S. Bank National Association, there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, RSUs, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C), or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(b) Section 3.2(b) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options, RSUs, and other similar rights to purchase or receive Shares granted under the Company Equity Plans or otherwise (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the name of the plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price and expiration date thereof. Each Company Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies and the exercise price of each other Company Stock Option is and always has been no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of all Company Equity Plans (including the Company Stock Plans) and the forms of all stock option agreements evidencing outstanding Company Stock Options and the forms of all award agreements evidencing outstanding RSUs and other Company Stock Awards. All Convertible Notes can be purchased or converted and settled in accordance with Section 10.06 of each of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, each as further detailed in Section 5.13 hereof, upon the consummation of the Merger.

SECTION 3.3 Subsidiaries. Section 3.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, its jurisdiction of incorporation or formation and the operating licenses and Permits (other than immaterial local operating licenses and Permits) that it holds. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries and Nextwave Card Corp., of which the Company owns 50% of the outstanding equity interests, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any third Person.

SECTION 3.4 Authority.

(a) The Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Merger and the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the adoption and approval of this Agreement by the holders of at least a majority of the outstanding Shares (the “Company Stockholder Approval”). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and

Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Merger, (iii) directing that this Agreement be submitted to the stockholders of the Company for adoption and approval, and (iv) recommending that the Company’s stockholders vote in favor of the adoption and approval of this Agreement and the transactions contemplated hereby, including the Merger, which resolutions have not been subsequently rescinded, modified or withdrawn in any way, except as may be permitted by Section 5.2.

(c) The Company Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock or other securities required in connection with the Merger. No vote of the holders of any class or series of the Company’s capital stock or other securities is required in connection with the consummation of any of transactions contemplated hereby other than the Merger.

SECTION 3.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation under, or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) except as set forth in Section 3.5(a)(ii) of the Company Disclosure Letter, any bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) subject to the governmental filings and other matters referred to in Section 3.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement (“Law”) or any rule or regulation of The NASDAQ Stock Market (the “NASDAQ”) applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement require no consent, approval, authorization or permit of, registration, declaration, or filing with or notification to, any Governmental Entity, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and (B) any applicable Law analogous to the HSR Act or otherwise regulating antitrust, competition or merger control matters and in each case existing in foreign jurisdictions (“Foreign Competition Laws”), (iii) compliance with any applicable requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the “Securities Act”), the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “Exchange Act”) and any other applicable U.S. state or federal securities laws or the rules of NASDAQ; (iv) the approval of Governmental Entities set forth in Section 3.5(b) of the Company Disclosure Letter relating to certain licenses held by the Company or its Subsidiaries; and (v) such consents, approvals, authorizations, permits, registrations, declarations, filings or notifications the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, to the knowledge of the Company, there is no reason why any such regulatory approvals or consents would not be received in order to permit consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof on a timely basis.

SECTION 3.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the Securities and Exchange Commission (the “SEC”) on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since July 1, 2010 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and all other applicable federal securities Laws (including the rules and regulations promulgated thereunder), and, as of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (provided that the Company makes no representation or warranty with respect to information furnished in writing by Parent or Merger Sub specifically for inclusion or use in any such Company SEC Documents).

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and (iv) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit adjustments that were not, or are not expected to be, material in amount), all in accordance with GAAP and the applicable rules and regulations promulgated by the SEC. Except as set forth in Section 3.6(b) of the Company Disclosure Letter, since the end of the Company’s most recently completed fiscal year, the Company has not made any material change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law.

(c) Since July 1, 2010, the Company has maintained disclosure controls and procedures (as defined in Rules 13a-15 and 15d-15 under the Exchange Act) and a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act), in each case sufficient to satisfy the requirements of the Exchange Act and such rules. Since July 1, 2010, the Company has disclosed to the Company’s auditors and audit committee (i) all significant deficiencies and material weaknesses in the design or operation of the Company’s internal control over financial reporting and (ii) all fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. A true and complete copy of all such disclosures has been previously made available to Parent.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation.

(e) Since July 1, 2010, the Company has been in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NASDAQ.

(f) No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

SECTION 3.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether accrued, absolute, contingent or otherwise, known or unknown, or due or to become due, and whether or not required to be recorded or reflected on a balance sheet under GAAP, except (a) to the extent accrued or reserved against in the most recent consolidated balance sheet of the Company and its Subsidiaries included in the Company SEC Documents, including the notes thereto, filed prior to the date hereof, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since the date of such balance sheet, (c) for liabilities and obligations incurred in connection with or contemplated by this Agreement, and (d) for liabilities and obligations that are not, or would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. For the avoidance of doubt, obligations of future performance under Contracts in accordance with the terms thereof shall not be deemed to be liabilities for any purposes under this Section 3.7.

SECTION 3.8 Absence of Certain Changes or Events. Except as set forth in Section 3.8 of the Company Disclosure Letter, from June 30, 2013 through the date hereof: (a) the Company and its Subsidiaries have conducted their businesses only in the ordinary course consistent with past practice; and (b) there has not been any change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

SECTION 3.9 Litigation. Except as set forth in Section 3.9(a) of the Company Disclosure Letter, as of the date hereof, there is no action, suit, claim, arbitration, investigation, inquiry or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action commenced by a Person that is not a Governmental Entity that (a) does not involve an amount in controversy that is material to the Company and its Subsidiaries, taken as a whole, and (b) does not seek material injunctive or other non-monetary relief. As of the Closing Date, there is no Action pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such, other than any Action that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section 3.9(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree of any Governmental Entity. As of the date hereof, there is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Merger or any of the other transactions contemplated by this Agreement.

SECTION 3.10 Compliance with Laws.

(a) Except as set forth in Section 3.10 of the Company Disclosure Letter (i) the Company and each of its Subsidiaries are and, at all times since July 1, 2010 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets; (ii) none of the Company or any of its Subsidiaries has received, since July 1, 2010, a notice or other written communication alleging or relating to a possible material violation of any Law applicable to their businesses, operations, properties or assets; (iii) there has occurred no material violation of, default (with or without notice or lapse of time, or both) under or event giving to others any right of revocation, non-renewal, adverse modification or cancellation of, with or without notice or lapse of time or both, any such Permit, nor would any such revocation, non-renewal, adverse modification or cancellation result from the consummation of the transactions contemplated hereby; and (iv) none of the Company or any of its Subsidiaries has received any claim or notice that the Company or any of its Subsidiaries is not in compliance with, nor, to the knowledge of the Company, is the Company or any of its Subsidiaries not in compliance with, the terms of any such Permits or any requirements, standards or procedures of the Governmental Entity that issued them, or any limitation or proposed limitation on any Permit, except where the failure to be in compliance would not have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries have in effect all permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals of all Governmental Entities (collectively, “Permits”) necessary for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, except as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) As of the date hereof, the U.K. Financial Conduct Authority (the “FCA”) has not taken any of the following actions against the Company or any of its Subsidiaries: (i) communicating in writing by notice given under section 55X(2) of the Financial Services and Markets Act 2000 (“FSMA”) that the FCA will not approve an application by the Company or any such Subsidiary for Part 4A permission to conduct business at the end of the interim permission period; (ii) the making of a public censure under section 205 of FSMA, or the imposition of any financial penalties in excess of GBP 2,500,000 under section 206 of FSMA; (iii) providing written notice under section 207(1) of FSMA that the FCA proposes any suspension of the Company’s or such Subsidiary’s interim permission, or of the imposition of a restriction on such interim permission that would prohibit the offering of a specific product or dealing with a class of customers pursuant to section 206A of FSMA; (iv) providing written notice under section 63 or section 67 of FSMA that the FCA proposes to withdraw (under section 63) or suspend (under section 66) the Company’s or such Subsidiary’s FCA-approved persons at Controlled Functions 1 or 3; or (v) commencing an enforcement action specific to the Company or any such Subsidiary that would impose a cap on loan rates, limit rollovers to one per loan, prohibit the offering of a specific product or dealing with a class of customers, or limit the amount that may be loaned to a borrower to 33% or less of the borrower’s net monthly income; in the case of any of the foregoing actions, whether or not based on conduct occurring while the Company or such Subsidiary was subject to FCA supervision.

(d) As of the date hereof, a Skilled Person (as described in FSMA) appointed under Section 166 of FSMA has not issued a written report or a written draft report that includes a finding of a breach by the Company or any of its Subsidiaries of regulatory requirements or of self-imposed limitations agreed in writing with the FCA relating to corporate governance, affordability assessments, practices on forbearance, promotion of deferrals, marketing or pricing in respect of single payment loans or other credit products offered to customers, the cure or rectification of which by the Company and its Subsidiaries would reasonably be expected to result in costs, expenses and losses to the Company and its Subsidiaries aggregating in excess of GBP 2,500,000 in any 12-month period following the issuance of the report or the draft report.

(e) The representations and warranties set forth in this Section 3.10 shall not apply with respect to Taxes.

SECTION 3.11 Benefit Plans.

(a) Section 3.11(a) of the Company Disclosure Letter contains a true and complete list of each material “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”)), “multiemployer plans” (within the meaning of ERISA section 3(37)), and all stock purchase, stock option, phantom stock or other equity-based plan, severance, termination pay, facility closing, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, retirement, savings, deferred compensation, supplemental retirement, death benefit, health, life or disability insurance, dependent care, cafeteria, vacation, and all other employee benefit and compensation plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA, whether formal or informal, written or oral, legally binding or not, (x) that are being sponsored or maintained by the Company or any of its Subsidiaries, (y) to which the Company or any of its Subsidiaries is making contributions or is required to make contributions or (z) under which any current or former employee, director or consultant of the Company or any of its Subsidiaries (or any of their dependents) has any present or future right to compensation or benefits or the Company or any of its Subsidiaries has any present or future liability (contingent or otherwise) or with respect to which it is otherwise bound. All such plans, agreements, programs, practices, policies and arrangements shall be collectively referred to as the “Company Plans.” With respect to each Company Plan, the Company has furnished or made available to Parent a current, accurate and complete copy thereof (along with any amendments thereto) and, to the extent applicable: (i) any related trust agreement, insurance policy or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) any summary plan description and other written communications (or a description of any oral communications) by the Company or any of its Subsidiaries to its employees concerning the extent of the benefits provided under a Company Plan, (iv) for the two most recent years (A) the Form 5500 and attached schedules, (B) audited financial statements (or if none, the latest cost summaries, including any Form 990 or 990T filings), and (C) actuarial valuation reports, (v) the most recent nondiscrimination testing results, (vi) Company Equity Plan award agreements, (vii) correspondence in connection with any government audit or investigation, excise tax, funding waiver, closing agreement or correction program, (viii) information relating to any pending or threatened litigation or other legal proceeding involving a Company Plan, and (ix) spreadsheet and calculations of any Gross-Up Payment that may be triggered by either the consummation of the transactions contemplated hereby or any termination of employment prior to or within two years thereafter.

(b) With respect to the Company Plans:

(i) each Company Plan has been established and administered in accordance with its terms and in compliance, in all material respects, with the applicable provisions of ERISA, the Code and all other applicable Law, and, no non-exempt prohibited transaction, as described in Section 406 of ERISA or Section 4975 of the Code, has occurred with respect to any Company Plan, and all contributions required to be made under the terms of any Company Plan have been timely made and there are no pending or, to the Company’s knowledge, threatened or anticipated claims by or on behalf of any Company Plan, by any current or former employee, officer, director or consultant (or beneficiary thereof) under any such plan or otherwise involving any such plan (other than routine claims for benefits);

(ii) each Company Plan intended to be qualified under Section 401(a) of the Code is so qualified and has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and nothing has occurred since the date of such letter that would reasonably be expected to cause the loss of such qualified status of such Company Plan;

(iii) no Company Plan is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code and neither the Company, its Subsidiaries nor any member of their Controlled Group (as defined below) has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any liability with respect to any “pension plan” subject to Code Section 412 or Title IV of ERISA;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS, the SEC or any other Governmental Entity or by any plan participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to the Company Plans, any fiduciaries thereof with respect to their duties to the Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine, uncontested claims for benefits);

(v) except as set forth in Section 3.11(b)(v) of the Company Disclosure Letter, any Company Plan providing health and/or death benefits is fully insured (other than the Company’s 401(k) plan);

(vi) no Company Plan is a multiple employer plan (as defined in Code Section 413) or a “multiemployer plan” (within the meaning of ERISA section 3(37)) to which the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled group of organizations within the meaning of Code Sections 414(b), (c), (m) or (o)) has any liability or has contributed (or had at any time sponsored, maintained contributed to or had an obligation to contribute to or incurred any liability with respect thereto, and neither the Company, its Subsidiaries nor any member of their Controlled Group has ever sponsored, maintained, contributed or been obligated to contribute to or incurred any liability with respect to any multiple employer plan or multiemployer plan);

(vii) with respect to each Company Plan or similar plan currently or formerly maintained or contributed to (or required to be contributed to) by the Company, a Subsidiary or any current or former member of their Controlled Group, no event has occurred and no condition exists that on or after the Effective Time could subject the Company, Parent or the Surviving Corporation, directly or indirectly, to any liability (including liability under any indemnification agreement) under Section 412, 413, 4971, 4975 or 4980B of the Code or Section 302, 502, 515, 601, 606 or Title IV of ERISA;

(viii) except as provided in Section 3.11(b)(viii) of the Company Disclosure Letter, no Company Plan provides for any post-employment welfare benefits; and with respect to any Company Plan that provides retiree welfare benefits, (A) such plans can be amended or terminated at any time and (B) the FAS 106 liabilities of the Company or its Subsidiaries and the assumptions used therefor accurately reflect the costs associated with the rights and benefit of all plan participants;

(ix) the Company and its Subsidiaries do not maintain any Company Plan that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601 of ERISA and Section 4980B(b) of the Code, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, penalties or loss of Tax deduction as a result of such administration and operation;

(x) except as provided in Section 3.11(b)(x) of the Company Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with any other event, (i) entitle any current or former employee, officer, director or consultant to severance pay, unemployment compensation or any other similar termination payment, or (ii) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant, and the Company is not a party to any agreement, contract, arrangement or plan (including any Company Plan) that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code;

(xi) except as provided in Section 3.11(b)(xi) of the Company Disclosure Letter, no agreement, contract, arrangement or plan (including any Company Plan) provides for any gross-up payment for any excise tax imposed by or relating to Code Section 280G or 4999 (“Gross-Up Payment”); and

(xii) no Company Plan has any unfunded benefits that are not fully reflected in the Company’s audited financial statements (including without limitation, any accruals or reserves or other provisions for any liabilities that may be triggered upon a change in control).

(c) Each Company Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(l) of the Code (a “Nonqualified Deferred Compensation Plan”) subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and all IRS guidance promulgated thereunder. No participant in any Company Plan is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax, including federal, state, local or foreign income, excise or other Taxes imposed under Section 409A of the Code or interest or penalty related thereto.

SECTION 3.12 Labor Matters.

(a) The Company and its Subsidiaries are and have been since December 31, 2010, in material compliance with all applicable Laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, workers’ compensation, equal employment opportunity, age and disability discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes, workers’ compensation, health and safety, and continuation coverage with respect to group health plans.

(b) Except as set forth in Section 3.12 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to, bound by or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement or understanding with a labor union or organization. Except as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes against any the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened; (b) hours worked by and payment made to employees of the Company and each of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) all payments due from the Company or its Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the Company or its Subsidiaries, as applicable.

(c) During the preceding three years, (i) neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any of its Subsidiaries has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law. Each person employed by the Company or any of its Subsidiaries was or is properly classified as exempt or non-exempt in accordance with applicable overtime laws, and no person treated as an independent contractor or consultant by the Company or any of its Subsidiaries should have been properly classified as an employee under applicable law.

(d) There are no complaints, charges or claims against the Company or its Subsidiaries pending or, to the knowledge of the Company, threatened to be brought by or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment or termination of any individual by the Company or its Subsidiaries that, are individually or in the aggregate material to the Company and its Subsidiaries, taken as a whole.

SECTION 3.13 Environmental Matters.

(a) Except as, individually or in the aggregate, has not been and would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries have conducted for the last five years and presently conduct their respective businesses in compliance with all, and have not violated any, applicable Environmental Laws; (ii) there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability under applicable Environmental Laws; (iii) since July 1, 2010, neither the Company nor any of its Subsidiaries has received any claims, notices, demand letters or requests for information (except for such claims, notices, demand letters or requests for information the subject matter of which has been resolved prior to the date of this Agreement) from any federal, state, local, foreign or provincial Governmental Entity or any other Person asserting that the Company or any of its Subsidiaries is in violation of, or liable under, any Environmental Law; (iv) no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location and, to the knowledge of the Company, Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or would reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law; (v) neither the Company, its Subsidiaries nor any of their respective properties or facilities are subject to, or are threatened to become subject to, any liabilities relating to any suit, settlement, court order, administrative order, regulatory requirement, judgment or claim asserted or arising under any Environmental Law or any agreement relating to environmental liabilities; and (vi) neither the Company nor any of its Subsidiaries is currently subject or party to any agreement, order, judgment or decree by or with any Governmental Entity or third party pursuant to which the Company or any of its Subsidiaries has assumed, incurred or suffered any liability or obligation under any Environmental Law.

(b) As used herein, “Environmental Law” means any Law relating to (i) the protection, preservation or restoration of the environment (including air, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), (ii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Substances and (iii) human health and safety.

(c) As used herein, “Hazardous Substance” means any substance listed, defined, designated, classified or regulated as a waste, pollutant or contaminant or as hazardous, toxic, radioactive or dangerous or any other term of similar import under any Environmental Law, including petroleum.

SECTION 3.14 Taxes.

(a) Each of the Company and its Subsidiaries has timely filed all Tax Returns required to be filed by it and each such return was complete and correct in all material respects at the time of filing. Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes due with respect to the taxable periods covered by such Tax Returns (including Taxes for which no Tax Returns are required to be filed) and all other Taxes as are due.

(b) Except as set forth in Section 3.14(b) of the Company Disclosure Letter:

(i) No Tax Return of the Company or any of its Subsidiaries is under audit or examination by any taxing authority, and no notice (whether oral or written) of such an audit or examination has been received by the Company or any of its Subsidiaries.

(ii) There is no deficiency, refund litigation, proposed adjustment or matter in controversy with respect to any Taxes due and owing by the Company or any of its Subsidiaries.

(iii) Any deficiency resulting from any completed audit or examination relating to Taxes by any taxing authority has been timely paid.

(iv) Neither the Company nor any of its Subsidiaries has received written notice from a taxing authority in any jurisdiction in which the Company or any such Subsidiary has not filed a Tax Return for any period that the Company or such Subsidiary is required to file a Tax Return in such jurisdiction.

(v) The United States federal income Tax Returns of the Company and its Subsidiaries have been examined and settled with the IRS for all fiscal years through the fiscal year ended June 30, 2007.

(c) There is no currently effective agreement or other document extending, or having the effect of extending, the period of assessment or collection of any Taxes and no power of attorney (other than powers of attorney authorizing employees of the Company to act on behalf of the Company) with respect to any Taxes has been executed or filed with any taxing authority. Neither the Company nor any of its Subsidiaries is party to or bound by any written or oral tax sharing agreement, tax indemnity obligation or similar arrangement with respect to Taxes (including any advance pricing agreement, closing agreement or other similar agreement related to Taxes).

(d) Neither the Company nor any of its Subsidiaries is currently subject to a waiver of any statute of limitations in respect of material Taxes or any extension of time with respect to a material Tax assessment or deficiency.

(e) No Liens for Taxes exist with respect to any assets or properties of the Company or any of its Subsidiaries, except for statutory Liens for Taxes not yet due.

(f) The Company and its Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code and similar provisions under any other domestic or foreign tax Laws) and have, within the time and the manner prescribed by Law, withheld from and paid over to the proper Governmental Entities all amounts required to be so withheld and paid over under applicable Laws.

(g) The Company was not, at any time during the period specified in Section 897(c)(l)(A)(ii) of the Code, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(h) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(i) The Company and each of its Subsidiaries are in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(j) The Company and each of its Subsidiaries have disclosed on their United States federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of United States federal income tax within the meaning of Section 6662 of the Code, and neither the Company nor any of its Subsidiaries has ever participated in any reportable transaction, as defined in Treasury Regulation Section 1.6011-4(b)(2), required to be reported in a disclosure statement pursuant to Treasury Regulation Section 1.6011-4.

(k) Except as set forth in Section 3.14(k) of the Company Disclosure Letter, neither the execution of this Agreement, stockholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any Company Plan which would not reasonably be expected to be deductible under Section 162(m) of the Code.

(l) As used in this Agreement, (i) “Taxes” shall include (A) all forms of taxation, whenever created or imposed, and whether domestic or foreign, and whether imposed by a national, federal, state, provincial, local or other Governmental Entity, including all interest, penalties and additions imposed with respect to such amounts, (B) liability for the payment of any amounts of the type described in clause (A) as a result of being a member of an affiliated, consolidated, combined or unitary group and (C) liability for the payment of any amounts as a result of being party to any tax sharing agreement or as a result of any express or implied obligation to indemnify any other Person with respect to the payment of any amount described in clause (A) or (B) and (ii) “Tax Returns” shall mean all domestic or foreign (whether national, federal, state, provincial, local or otherwise) returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes and any amended Tax Return.

SECTION 3.15 Contracts.

(a) Section 3.15 of the Company Disclosure Letter lists each of the following types of Contracts to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound (each, a “Material Contract”):

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K;

(ii) any Contract (other than any store lease) that limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, or that restricts the right of the Company and its Subsidiaries (or, following the consummation of the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to sell to or purchase from any Person or to hire any Person, or that grants the other party or any third Person “most favored nation” status or any type of special discount rights;

(iii) any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;

(iv) any Contract relating to third party Indebtedness and having an outstanding principal amount in excess of $2,000,000;

(v) any Contract that is a license agreement that is material to the business of the Company and its Subsidiaries, taken as a whole, pursuant to which the Company or any of its Subsidiaries is a party and licenses in Intellectual Property or licenses out Intellectual Property, other than license agreements for software that is generally commercially available;

(vi) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Affiliate thereof other than any Subsidiary of the Company, on the other hand;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000;

(viii) any Contract (including any letter of intent) involving the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests for aggregate consideration (in one or a series of transactions) under such Contract of $2,000,000 or more (other than acquisitions or dispositions of inventory in the ordinary course of business consistent with past practice) that has not yet been consummated;

(ix) any Contract (other than any store lease) that would reasonably be expected to prevent, delay or impair the consummation of the transactions contemplated by this Agreement; or

(x) any Contract with any Governmental Entity.

(b) (i) Each Material Contract is valid and binding on the Company and its Subsidiaries party thereto and, to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); (ii) the Company and each of its Subsidiaries and, to the knowledge of the Company, each other party thereto has performed all material obligations required to be performed by it under each Material Contract; and (iii) there is no material default under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes or, after notice or lapse of time or both, would constitute, a default on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any notice of any such default, event or condition. The Company has made available to Parent true and complete copies of all Material Contracts, including all amendments thereto.

SECTION 3.16 Insurance. All casualty, directors and officers liability, general liability, product liability and all other types of insurance maintained with respect to the Company and its Subsidiaries provide coverage for the risks incident to the businesses of the Company and its Subsidiaries and their respective properties and assets as management has determined to be reasonably prudent.

SECTION 3.17 Properties.

(a) The Company or one of its Subsidiaries has good and valid title to, or in the case of leased tangible assets, a valid leasehold interest in, all of its material tangible assets, free and clear of all Liens, other than (i) Liens for current taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) Liens disclosed on the consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2013, (iii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, (iv) Liens arising under any lease, sublease or other occupancy agreement of any real property, (v) Financing Liens, and (vi) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted (collectively, “Permitted Liens”).

(b) Section 3.17(b) of the Company Disclosure Letter sets forth a true and complete list of all real property owned by the Company or any of its Subsidiaries (the “Owned Real Property”) and all property leased for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”). Each of the Company and its Subsidiaries has (i) good and marketable title in fee simple to all Owned Real Property and (ii) good and marketable leasehold title to all Leased Real Property, in each case, free and clear of all Liens except Permitted Liens. To the knowledge of the Company, no parcel of Owned Real Property or Leased Real Property is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed. Each of the Company and its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, except for any such failure to do so that, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. All leases of Leased Real Property and all amendments and modifications thereto are in full force and effect, and there exists no default under any such lease by the Company, any of its Subsidiaries or any other party thereto, nor has any event occurred which, with notice or lapse of time or both, would constitute a default thereunder by the Company, any of its Subsidiaries or any other party thereto, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, there are no contractual or legal restrictions that preclude or restrict the ability to use any Owned Real Property or Leased Real Property by the Company or any of its Subsidiaries for the current or contemplated use of such real property. All offices, stores, structures and other buildings on the Owned Real Property or Leased Real Property are adequately maintained and are in good operating condition and repair for the requirements of the business of the Company and its Subsidiaries as currently conducted.

SECTION 3.18 Intellectual Property.

(a) As used herein “Intellectual Property” means all U.S and non-U.S. (i) trademarks and Internet domain names and all goodwill associated with each of the foregoing; (ii) patents and patent applications; (iii) confidential and proprietary information, trade secrets and know-how; and (iv) copyrights (including software) and data.

(b) Section 3.18(b) of the Company Disclosure Letter sets forth a true and complete list of all registered Intellectual Property that is the subject of any registration or filing with any Governmental Entity, and all pending applications with respect to any Intellectual Property, in each case that is owned by the Company or any of its Subsidiaries and used by the Company or any of its Subsidiaries in the conduct of their businesses as currently conducted (“Company Registered IP”). Each item of Company Registered IP is subsisting, unexpired and, to the knowledge of the Company, valid and enforceable.

(c) Either the Company or a Subsidiary of the Company owns, or holds licenses or otherwise possesses adequate rights to use (in the manner and to the extent it has used the same), all Intellectual Property, free and clear of all Liens (other than Permitted Liens), used in their businesses as currently conducted (the “Company Intellectual Property”).

(d) Except as set forth in Section 3.18(d) of the Company Disclosure Letter, there are no pending claims or claims threatened in writing by any Person alleging infringement, misappropriation or dilution by the Company or any of its Subsidiaries of the Intellectual Property rights of any Person or challenging the validity, enforceability or ownership of any Company Intellectual Property owned or exclusively licensed by the Company or any of its Subsidiaries, or the Company’s or its Subsidiaries’ right to use any other Intellectual Property. To the knowledge of the Company, the conduct of the businesses of the Company and its Subsidiaries has not infringed, misappropriated or diluted, and does not infringe, misappropriate or dilute, any Intellectual Property rights of any Person. Neither the Company nor any of its Subsidiaries has made any claim of infringement, misappropriation or other violation by others of its rights to or in connection with the Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries. Except as set forth in Section 3.18(d) of the

Company Disclosure Letter, no Person, to the Company’s knowledge, is infringing, misappropriating or diluting any Company Intellectual Property owned by or exclusively licensed to the Company or any of its Subsidiaries.

(e) The consummation of the Merger and the other transactions contemplated by this Agreement will not result in the loss of, or give rise to any right of any Person to terminate or modify any of the Company’s or any of its Subsidiaries’ rights or obligations under, any agreement under which the Company or any of its Subsidiaries grants to any Person, or any Person grants to the Company or any of its Subsidiaries, a license or right under or with respect to any Company Intellectual Property.

(f) No Company Intellectual Property owned by the Company or any of its Subsidiaries is subject to any outstanding order, judgment or decree restricting or limiting the use, exploitation or licensing thereof by the Company or any of its Subsidiaries.

SECTION 3.19 State Takeover Statutes. As of the date hereof and at all times on or prior to the Effective Time, the Company Board has taken all actions so that the restrictions (whether procedural, voting, approval, fairness or otherwise) applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Effective Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Merger or any of the other transactions contemplated hereby.

SECTION 3.20 No Rights Plan. There is no shareholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

SECTION 3.21 Reports; Regulatory Matters. Except as set forth in Section 3.21 of the Company Disclosure Letter, the Company and each of its Subsidiaries have timely filed all material reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto, that they were required to file since July 1, 2010 with (i) any U.S. state or federal regulatory agency, and (ii) any foreign regulatory authority, in each case, having jurisdiction (collectively, “Regulatory Agencies”), and have paid all fees and assessments due and payable in connection therewith. Except as set forth on Section 3.21 of the Company Disclosure Letter, there is no material unresolved violation, criticism, comment or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of the Company or any of its Subsidiaries. Except as set forth in Section 3.21 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking with, or since July 1, 2010, has been ordered to pay any civil money penalty by or has adopted any board resolutions at the request of, any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, liquidity and funding policies and practices, ability to pay dividends, credit, risk management or compliance policies, internal controls, management or operations or business (each a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since July 1, 2010 by any Regulatory Agency or Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement.

SECTION 3.22 Accounting Controls. The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be likely to have a material adverse effect on the system of internal accounting controls described in the following sentence. The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Except as set forth in Section 3.22 of the Company Disclosure Letter, since July 1, 2010, neither the Company nor any of its Subsidiaries nor, to the Company’s knowledge, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

SECTION 3.23 Derivatives. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, all swaps, caps, floors, collars, option agreements, warrants, futures and forward contracts and other similar derivative transactions (each, a “Derivative Contract”), whether entered into for the Company’s own account, or for the account of one or more of its Subsidiaries or their respective customers, were entered into (i) in accordance with prudent business practices and all Laws and (ii) with counterparties believed to be financially responsible at the time; and each Derivative Contract constitutes the valid and legally binding obligation of the Company or one of its Subsidiaries, as the case may be, enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity, and is in full force and effect. Except as would not reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party thereto, is in breach of any of its obligations under any Derivative Contract.

SECTION 3.24 Brokers. No broker, investment banker, financial advisor or other Person, other than Houlihan Lokey Capital, Inc. (“Houlihan Lokey”), the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Houlihan Lokey pursuant to which Houlihan Lokey could be entitled to any payment from the Company or any of its Subsidiaries relating to the transactions contemplated hereby.

SECTION 3.25 Opinion of Financial Advisor. The Company has received the opinion of Houlihan Lokey, dated the date of this Agreement, to the effect that, as of such date, the Merger Consideration to be received by the holders of the Shares in the Merger pursuant to this Agreement is fair to such holders from a financial point of view, a signed true and complete copy of which opinion has been or will be provided to Parent solely for informational purposes as soon as practicable after the date of this Agreement.

SECTION 3.26 Certain Payments. Neither the Company nor any of its Subsidiaries (nor, to the knowledge of the Company, any of their respective directors, executives, representatives, agents or employees) (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees, (c) has violated or is violating any provision of the Foreign Corrupt Practices Act of 1977, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment of any nature.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF

PARENT AND MERGER SUB

Parent and Merger Sub represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is a limited liability company or corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and (b) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the certificate of formation and operating agreement or the comparable governing documents of Parent and Merger Sub as are currently in effect and all amendments thereto as of the date hereof.

SECTION 4.2 Authority. Each of Parent and Merger Sub has all necessary corporate or similar power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate or similar action on the part of Parent and Merger Sub and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the consummation of the Merger, to the approval of this Agreement by the Parent as the sole shareholder of Merger Sub. Parent, as the sole shareholder of Merger Sub, will, immediately following the execution and delivery of this Agreement by each of the parties hereto, approve the Merger. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

SECTION 4.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the limited liability company agreement or certificate of formation of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.3(b), any Law applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii), as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, other than (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of (A) the HSR Act and (B) any Foreign Competition Laws, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or the rules of NASDAQ; (iv) the approval of Governmental Entities set forth in Section 3.5(b) of the Company Disclosure Letter relating to certain licenses held by the Company or its

Subsidiaries; and (v) such consents, approvals, authorizations, permits, registrations, declarations, filings or notifications the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date hereof, to the knowledge of Parent or Merger Sub, there is no reason why any such regulatory approvals or consents would not be received in order to permit consummation of the Merger and the other transactions contemplated hereby and compliance with the provisions hereof on a timely basis.

SECTION 4.4 Proxy Statement. None of the information supplied or to be supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto, and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

SECTION 4.5 Brokers. No broker, investment banker, financial advisor or other Person, other than Jefferies & Company, Inc., the fees and expenses of which will be paid by Parent, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 4.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Merger and the other transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

SECTION 4.7 Financing. Parent has delivered to the Company true and complete copies of (a) an executed commitment letter (as the same may be amended pursuant to Section 5.9, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing” (which may include up to $750,000,000 in bridge financing (the “Bridge Financing”) to be utilized in the event the placement of bonds in a comparable amount (the “Bond Financing”) is not consummated)) and (b) an executed equity commitment letter (the “Equity Financing Commitment” and, together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Guarantor has committed, subject to the terms and conditions thereof, to provide equity financing in an aggregate amount set forth therein (the “Equity Financing” and, together with the Debt Financing, the “Financing”). As of the date of this Agreement, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded. As of the date of this Agreement, the Financing Commitments are in full force and effect and constitute the legal, valid and binding obligation of each of Parent or Merger Sub and, to the knowledge of Parent, the other parties thereto (except to the extent limited by the applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity). Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Debt Financing Commitments or otherwise with respect to the Financing that are due and payable on or prior to the date hereof. Except for the Financing Commitments and the related fee letter (the “Fee Letter”) complete copies of which have been provided to the Company, with only fee amounts, securities demand and market flex provisions and other customary threshold amounts redacted) and the engagement letter with respect to the Debt Financing, as of the date hereof there are no side letters or other agreements to which Parent or Merger Sub is a party related to the Financing that could adversely affect the availability of the Financing. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing other than as set forth in or contemplated by the Financing Commitments and the Fee Letter. As of the date of this Agreement, assuming the accuracy of the Company’s representations and warranties set forth in Article III and compliance by the Company with its obligations under this Agreement, Parent does not have any reason to believe that any of the conditions to the funding of the full amount of the Financing will not be satisfied or that the Financing amounts will not be available to Parent or Merger Sub on the Closing Date. As of the date of this Agreement, to the knowledge of Parent, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under the Financing Commitments. Assuming the accuracy of the Company’s representations and warranties set forth in Article III, the performance by the Company of its obligations under this Agreement, and that the Financing is funded in accordance with the Financing Commitments, the aggregate proceeds contemplated by the Financing Commitments, together with other financial resources of Parent and Merger Sub and the cash of the Company and the Company’s Subsidiaries on the Closing Date, will be sufficient for Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement upon the terms contemplated by this Agreement and to pay all related fees and expenses.

SECTION 4.8 Limited Guarantee. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Limited Guarantee, dated as of the date hereof, in favor of the Company, a true and complete copy of which has been made available by Parent to the Company. The Limited Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantor as of the date hereof, and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Limited Guarantee.

SECTION 4.9 Solvency. As of the Effective Time, assuming (a) the satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties of the Company set forth in Article III (for such purposes, such representations and warranties shall be true and correct in all material respects and all knowledge, materiality or “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded), and (c) that all estimates, projections and forecasts of the Company and its Subsidiaries provided to Parent or Merger Sub were prepared in good faith based upon assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement (including the Merger, the Financing, the payment of the aggregate Merger Consideration, any repayment or refinancing of existing indebtedness contemplated by this Agreement or the Financing

Commitments, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent as of the Effective Time and immediately following the transactions contemplated hereby. With respect to the Surviving Corporation, “Solvent” means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of the Surviving Corporation and its Subsidiaries, taken as a whole, exceeds, as of such date, the sum of (A) the value of all “liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, including contingent and other liabilities”, as such quoted terms are generally determined in accordance with applicable federal Law governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of the Surviving Corporation and its Subsidiaries, taken as a whole, on their existing debts (including contingent and other liabilities) as such debts become absolute and mature; (ii) the Surviving Corporation will not have, as of such date, an unreasonably small amount of capital for the operation of the business in which it is engaged or proposed to be engaged following the Closing Date; and (iii) the Surviving Corporation will be able to pay its liabilities, including contingent and other liabilities, as they mature.

SECTION 4.10 Certain Arrangements.

(a) There are no Contracts between Parent or Merger Sub, on the one hand, and any member of the Company’s management or directors, on the other hand, as of the date hereof that relate in any way to the Company or the transactions contemplated by this Agreement.

(b) Neither Parent nor Merger Sub is, nor at any time during the last three years has either been, an “interested stockholder” of the Company as defined in Section 203(c) of the DGCL (other than as contemplated by this Agreement). Prior to the date hereof, neither Parent nor Merger Sub has taken, or authorized or permitted any of their respective Representatives to take, any action that would reasonably be expected to cause, Parent, Merger Sub or any of their “affiliates” or “associates” to be deemed an “interested stockholder” as defined in Section 203 of the DGCL.

(c) As of the date of this Agreement, neither Parent nor Merger Sub holds any rights to acquire any Shares except pursuant to this Agreement.

SECTION 4.11 Litigation. As of the date hereof, there is no Action of or before any arbitrator or Governmental Entity that is pending or, to the knowledge of Parent, threatened by or against Parent or Merger Sub that seeks to restrain or enjoin, or would reasonably be expected to have the effect of preventing, making illegal or otherwise interfering with, any of the transactions contemplated by this Agreement.

SECTION 4.12 No Other Representations or Warranties; Projections. Each of Parent and Merger Sub acknowledges and agrees that (i) none of the Company, any of its Subsidiaries or any of their respective Representatives makes or has made any representation or warranty, either express or implied, as to the Company or any of its Subsidiaries or as to the accuracy or completeness of any of the information regarding the Company or any of its Subsidiaries (including materials furnished or made available by the Company or its Representatives in any “data rooms,” “virtual data rooms,” management presentations or projections, or in any other form) provided or made available to Parent or Merger Sub or their

Representatives (except for the specific representations and warranties of the Company set forth in this Agreement), and (ii) none of the Company, its Subsidiaries or any of their respective Representatives shall have or be subject to any liability to Parent, Merger Sub or any other Person resulting from the distribution to such Person, or such Person’s use of or reliance on, any such information or any information, documents or material made available to Parent, Merger Sub or any other Person in any “data rooms,” “virtual data rooms,” management presentations or in any other form in expectation of, or in connection with, the Merger or any of the other transactions contemplated by this Agreement. Each of Parent and Merger Sub specifically disclaims any reliance on any financial or operating projections or other forward-looking statements with respect to the Company, its Subsidiaries and their respective businesses that may have been provided to Parent, Merger Sub or their Representatives in the course of due diligence and negotiations.

ARTICLE V

COVENANTS

SECTION 5.1 Conduct of Business. During the period from the date of this Agreement and continuing until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, except as consented to in writing in advance by Parent (which consent shall not be unreasonably withheld, delayed or conditioned), as required by applicable Law or as otherwise specifically required by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course consistent with past practice and use reasonable best efforts to preserve intact its business and its present relationships with customers, suppliers, landlords and other persons with which it has material business relations, and to keep available the services of its current officers. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Letter or as specifically required or permitted by this Agreement, the Company shall not, and shall not permit any of its Subsidiaries to, without Parent’s prior written consent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants or rights to acquire any such shares or other equity interests, other than unvested Shares repurchased by the Company, at a price not greater than the original purchase price, in connection with the holder’s termination of service with the Company or its Subsidiaries pursuant to a Contract described in Section 5.1(a) of the Company Disclosure Letter, or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests;

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into or exchangeable or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire any such shares, other equity interests or securities, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof, other than (i) the issuance of Shares upon the exercise of Company Stock Options, (ii) the settlement or vesting of RSUs outstanding on the date of this Agreement, (iii) the conversion of Convertible Notes outstanding on the Measurement Date in accordance with their terms as in effect on such date, (iv) pursuant to other awards outstanding under the Company Stock Plans on the date of this Agreement and described in Section 5.1(b) of the Company Disclosure Letter, in accordance with their terms as in effect on the date of this Agreement, or (v) as may be required by Contracts described in Section 5.1(b) of the Company Disclosure Letter with respect to compensation, benefits or severance or termination pay in existence on the date hereof;

(c) amend or otherwise change, or authorize or propose to amend or otherwise change, its certificate of incorporation or bylaws or similar organizational documents, except as specifically required or permitted by this Agreement or the consummation of the transactions contemplated hereby;

(d) directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to, or in any other manner, any corporation, partnership, association or other business organization or division thereof, or (ii) any assets that are otherwise material to the Company and its Subsidiaries; provided, however, that the Company or its Subsidiaries may undertake any of the foregoing types of transactions (A) described in Section 5.1(d) of the Company Disclosure Letter and (B) where the consideration to be paid by the Company or its Subsidiaries in such transaction or transactions does not exceed $5,000,000 in the aggregate for all such transactions;

(e) directly or indirectly sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose in whole or in part of any of its material properties, assets or rights or any interest therein;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, except as described in Section 5.1(f) of the Company Disclosure Letter;

(g) incur, create, assume or otherwise become liable for, or prepay, any Indebtedness, or amend, modify or refinance, or increase commitments under, any Indebtedness, except for (i) the incurrence of Indebtedness (including letters of credit) under the Company’s existing revolving credit facilities (including the Finnish Credit Facility, the Suttons & Robertsons revolving credit facility (together with the term loan outstanding thereunder on the date hereof and described on Section 3.15 of the Company Disclosure Letter, the “S&R Facility”) and the revolving credit facility of the Company’s Swedish Subsidiaries (together with the term loan outstanding thereunder on the date hereof and described on Section 3.15 of the Company Disclosure Letter, the “Swedish Facility”)), in each case as in effect on the date hereof and as such credit facilities may be refinanced as permitted by subclause (iv) below, (ii) the incurrence of Indebtedness under letters of credit in the ordinary course of business, (iii) the incurrence of Indebtedness in the ordinary course of business consistent with past practice in all material respects, (iv) the refinancing of the Finnish Credit Facility, the S&R Facility and the Swedish Facility, in each case on terms reasonably determined by the Company Board to be no less beneficial to the Company than the current terms of such facilities and, except for an increase of the maximum amount which can be borrowed under the revolving credit facility which is a part of the S&R Facility to no more than £7 million, that does not increase the commitment amount or the amount outstanding thereunder, (v) among the Company and any of its wholly owned Subsidiaries or among any of such Subsidiaries, (vi) the incurrence of Indebtedness, in the specified amounts and at the specified times, in connection with the acquisitions described in Section 5.1(g)(vi) of the Company Disclosure Letter, and (vii) the repayment of Indebtedness under the Finnish Credit Facility if the consents contemplated in Section 5.13(e) of this Agreement are not obtained; provided that (A) all Indebtedness incurred under clauses (i), (ii) and (iii) above shall not, at any time outstanding, exceed, in the aggregate, $20 million, (B) the Company may incur Indebtedness in the specified amounts, and for the specified purposes, as set forth in Section 5.1(g)(B) of the Company Disclosure Letter, and (C) the Company may incur Indebtedness in an amount necessary to repay the principal amount outstanding under the Finnish Credit Facility if the consents contemplated in Section 5.13(e) of this Agreement are not obtained;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(i) incur or commit to incur, in any fiscal quarter of the Company, any capital expenditures not provided for in the capital expenditure budget for such quarter set forth in Section 5.1(i) of the Company Disclosure Letter;

(j) except as described in Section 5.1(j) of the Company Disclosure Letter, (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the ordinary course of business consistent with past practice, (ii) cancel any material Indebtedness owed to the Company or any of its Subsidiaries, or (iii) waive, release, grant or transfer any right of material value;

(k) (i) other than in connection with a refinancing permitted by Section 5.1(g), terminate or cancel, or materially amend or modify, any Material Contract, (ii) renew or extend any Material Contract that by its terms calls for aggregate payment or receipt by the Company and its Subsidiaries under such Contract of more than $5,000,000 annually, or (iii) other than in connection with the transactions expressly permitted by Section 5.1(d) or 5.1(g), enter into any Contract that if in effect on the date hereof would be a Material Contract;

(l) except as described in Section 5.1(l) of the Company Disclosure Letter, commence any Action, or compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby), other than compromises, settlements or agreements made in the ordinary course of business consistent with past practice that involve the payment of money damages of less than $5,000,000 and without the imposition of any equitable relief on, or the admission of wrongdoing by, the Company or any of its Subsidiaries;

(m) change its financial or tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(n) settle or compromise any material liability for Taxes, amend any material Tax Return, make any material Tax election or take any material position on any material Tax Return filed on or after the date of this Agreement or change any method of accounting for Tax purposes;

(o) change its fiscal year;

(p) (i) grant any current or former director, officer, employee or independent contractor any increase in compensation, bonus or other benefit, or grant any type of compensation or benefits to any current or former director, officer, employee or independent contractor not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any current or former director, officer, employee or independent contractor, except for increases in compensation, bonus or other benefits of non-management employees in the ordinary course of business and consistent with past practice, (ii) grant or pay to any current or former director, officer, employee or independent contractor any severance, change in control or termination pay, or modifications thereto or increases therein (other than as required by an agreement or arrangement in effect on the date hereof and listed on Section 5.1(p) of the Company Disclosure Letter), (iii) pay any benefit or grant or amend any award (including in respect of stock options, stock appreciation rights, performance units, restricted stock or other stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder) except as required to comply with any applicable Law, any agreement listed on Section 5.1(p) of the Company Disclosure Letter, or any Company Plan, in each case in effect as of the date hereof, (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (vi) adopt any new employee benefit or compensation plan or arrangement or amend, modify or terminate any existing Company Plan, in each case for the benefit of any current or former director, officer, employee or independent contractor, other than as required by applicable Law;

(q) renew or enter into any non-compete, exclusivity, non-solicitation or similar agreement that would restrict or limit, in any material respect, the operations of the Company or any of its Subsidiaries;

(r) enter into any new line of business outside of its existing business;

(s) take any action (or omit to take any action) if such action (or omission) would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI not being satisfied;

(t) fail to keep in force insurance policies or replacement or revised provisions regarding insurance coverage with respect to the assets, operations and activities of the Company and its Subsidiaries as currently in effect; or

(u) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

SECTION 5.2 No Solicitation; Recommendation of the Merger.

(a) The Company shall not, and shall not permit or authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant, other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, directly or indirectly, to (i) solicit, initiate, endorse, encourage or facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal, or (iii) resolve, propose or agree to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement. Notwithstanding the foregoing, if at any time following the date of this Agreement and prior to obtaining the Company Stockholder Approval, (1) the Company receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of this Section 5.2, (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside counsel) that the failure to take the actions referred to in clause (I) or (II) below would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (I) furnish information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement containing terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (including any standstill agreement contained therein); provided that any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or concurrently with the time it is provided to such Person, and (II) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal.

(b) Neither the Company Board nor any committee thereof shall:

(i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub) the adoption, approval, recommendation or declaration of advisability by the Company Board or any such committee of this Agreement, the Merger or any of the other transactions contemplated hereby, (B) adopt, approve, recommend, endorse or otherwise declare advisable the approval of any Acquisition Proposal, or (C) resolve or agree to take any such actions (each such action set forth in this paragraph (i), an “Adverse Recommendation Change”), or

(ii) (A) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract (each, an “Alternative Acquisition Agreement”) constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or (B) resolve or agree to take any such actions.

Notwithstanding the foregoing, at any time prior to obtaining the Company Stockholder Approval, the Company Board may, if the Company Board determines in good faith (after consultation with outside counsel) that the failure to do so would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 5.2, (i) make an Adverse Recommendation Change in response to either a Superior Proposal or an Intervening Event or (ii) solely in response to a Superior Proposal received after the date hereof that was unsolicited and did not otherwise result from a breach of this Section 5.2, cause the Company to terminate this Agreement in accordance with Section 7.1(d)(iii) and concurrently enter into a binding Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement in response to a Superior Proposal unless:

(i) the Company notifies Parent in writing at least four Business Days before taking that action of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and a new four Business Day period); and

(ii) if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law;

provided further that the Company Board may not make an Adverse Recommendation Change in response to an Intervening Event unless:

(i) the Company provides Parent with written information describing such Intervening Event in reasonable detail as soon as reasonably practicable after becoming aware of it;

(ii) the Company keeps Parent reasonably informed (orally and in writing) of developments with respect to such Intervening Event;

(iii) the Company notifies Parent in writing at least four Business Days before making an Adverse Recommendation Change with respect to such Intervening Event of its intention to do so and specifies the reasons therefor; and

(iv) if Parent makes a written proposal during such four Business Day period to adjust the terms and conditions of this Agreement (such written proposal which shall be in a form that would create a binding contract if accepted by the Company), the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel) that the failure to make such Adverse Recommendation Change would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law.

During the four Business Day period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(c) In addition to the obligations of the Company set forth in Sections 5.2(a) and (b), the Company shall promptly (and in any event within 24 hours of receipt) advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any indication by any Person that it is considering making an Acquisition Proposal, (ii) any inquiry or request for information, discussion or negotiation that is reasonably likely to lead to or that contemplates an Acquisition Proposal, or (iii) any proposal or offer that is or is reasonably likely to lead to an Acquisition Proposal, in each case together with a description of the material terms and conditions of any such indication, inquiry, request, proposal or offer, the identity of the Person making any such indication, inquiry, request, proposal or offer, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent reasonably informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any amendment, modification, material development, material discussion or material negotiation) of any such Acquisition Proposal, request, inquiry, proposal or offer, including furnishing copies of any written inquiries, correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice.

(d) The Company agrees that any violation of the restrictions set forth in this Section 5.2 by any Representative of the Company or any of its Subsidiaries, whether or not such Person is purporting to act on behalf of the Company or any of its Subsidiaries or otherwise, shall be deemed to be a breach of this Agreement by the Company.

(e) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 5.2 and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(f) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 7.1(d)(iii).

(g) Nothing contained in Section 5.2(a) shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 7.1(c)(ii)) unless the Company Board expressly reaffirms its recommendation to the Company’s stockholders in favor of the approval of this Agreement and the Merger in such disclosure.

(h) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any direct or indirect acquisition or purchase, in one transaction or a series of transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture or otherwise, of (A) assets or businesses of the Company and its Subsidiaries that generate 10% or more of the net revenues or net income or that represent 10% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (B) 10% or more of any class of capital stock, other equity securities or voting power of the Company, any of its Subsidiaries or any resulting parent company of the Company, in each case other than the Merger and other transactions contemplated by this Agreement.

(ii) “Superior Proposal” means any bona fide binding written Acquisition Proposal that the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account relevant legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, including the financing terms thereof, is (A) more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed on a timely basis; provided that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “10%” shall be deemed to be references to “50%”.

(iii) “Intervening Event” means a material event or circumstance that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the receipt of the Company Stockholder Approval; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

SECTION 5.3 Preparation of Proxy Statement; Stockholders’ Meeting.

(a) As promptly as practicable after the date of this Agreement (and in any event within 15 Business Days after the date hereof), the Company shall file the Proxy Statement with the SEC in preliminary form as required by the Exchange Act, and shall use commercially reasonable efforts to have the Proxy Statement cleared by the SEC. Parent, Merger Sub and the Company shall cooperate with each other in the preparation of the Proxy Statement. Each of Parent and Merger Sub shall furnish to the Company the information relating to it required by the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement. The Company shall as promptly as practicable provide Parent and Merger Sub with any comments that may be received from the SEC or its staff with respect thereto, shall respond as promptly as practicable to any such comments made by the SEC or its staff with respect to the Proxy Statement, and shall cause the Proxy Statement in definitive form to be mailed to the Company’s stockholders at the earliest practicable date. The Proxy Statement shall not, at the time it is first mailed to the Company’s stockholders, at the time of any amendments or supplements thereto and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement shall comply as to form in all material respects with the provisions of the Exchange Act. If at any time prior to obtaining the Company Stockholder Approval, any information relating to the Merger, the Company, Parent, Merger Sub or any of their respective Affiliates, directors or officers should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement so that such document would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall as promptly as practicable notify the other parties hereto and the Company shall as promptly as practicable file with the SEC an appropriate amendment or supplement describing such information and, to the extent required by applicable Law, disseminate such amendment or supplement to the stockholders of the Company. Notwithstanding the foregoing, prior to filing or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall give Parent, Merger Sub and their counsel a reasonable opportunity to review and comment on such document or response and shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. The letter to stockholders, notice of meeting, proxy statement and form of proxy and any other soliciting material to be distributed to stockholders in connection with the Merger (including any amendments or supplements) and any schedules required to be filed with the SEC in connection therewith are collectively referred to as the “Proxy Statement.”

(b) As promptly as practicable after the date hereof (and, in any event, no later than the 10th Business Day hereafter), the Company shall, in consultation with Parent, mail “broker search cards” with respect to the Company Stockholders Meeting. As promptly as practicable after the Proxy Statement is cleared by the SEC for mailing to the Company’s stockholders, the Company shall, in consultation with Parent, establish a record date for, duly call, give notice of, convene and hold a special meeting of its stockholders (the “Company Stockholders Meeting”) solely for the purpose of obtaining the Company Stockholder Approval, it being understood that in setting the record date for the Company Stockholders Meeting, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval. The Company may postpone or adjourn the Company Stockholders Meeting from its originally noticed date for a reasonable period (i) in order to solicit additional proxies so as to establish a quorum or (ii) to allow time for the filing and dissemination of any supplemental or amended disclosure documents which the Company Board has determined in good faith (after consultation with its outside legal counsel) is necessary to be filed and disseminated under applicable Law. Except in the case of an Adverse Recommendation Change specifically permitted by Section 5.2, the Company, through the Company Board, shall (i) recommend to its stockholders that they adopt this Agreement, the Merger and the other transactions contemplated hereby and (ii) include such recommendation in the Proxy Statement. Without limiting the generality of the foregoing, the Company agrees that its obligations pursuant to the first and second sentences of this paragraph (b) shall not be affected by the commencement, public proposal, public disclosure or communication to the Company or any other Person of any Acquisition Proposal or the occurrence of any Adverse Recommendation Change.

SECTION 5.4 Access to Information; Confidentiality. From the date hereof until the earlier of (x) the Effective Time and (y) the date of termination of this Agreement, the

Company shall, and shall cause each of its Subsidiaries to, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours to all their respective properties, assets, books, contracts, commitments, personnel and records; provided that (i) any such access pursuant to this Section 5.4 shall be coordinated through the Company or its designated Representatives and (ii) Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operation of the Company or its Subsidiaries or otherwise cause any unreasonable interference with the prompt and timely discharge by the employees of the Company and its Subsidiaries of their normal duties. Notwithstanding any of the foregoing, Parent shall not have access to personnel records of the Company or any of its Subsidiaries relating to individual performance or evaluation records or medical histories, the disclosure of which to Parent would reasonably be expected to subject the Company or any of its Subsidiaries to material liability. During such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws, and (b) all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose any information to the extent such disclosure would contravene applicable Law or if such disclosure would, based on the advice of such party’s counsel, result in a waiver of attorney-client privilege applicable to such information, it being understood that the parties shall use reasonable best efforts to cause such information to be provided in a manner that would not contravene any applicable Law or result in violation of any such privilege. All such information shall be held confidential in accordance with the terms of the Confidentiality Agreement between Lone Star U.S. Acquisitions, LLC and the Company dated as of October 30, 2013 (the “Confidentiality Agreement”). No investigation pursuant to this Section 5.4 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations, of the parties hereunder.

SECTION 5.5 Reasonable Best Efforts.

(a) Each of the parties agrees to use reasonable best efforts to take those actions that are proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to accomplish the following: (i) obtain all required consents, approvals or waivers from, and participate in discussions or negotiations with, third parties, including as required under any Material Contract; (ii) obtain all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities, including the approvals set forth in Section 3.5(b) of the Company Disclosure Letter; (iii) make, or to cause to be made, an appropriate filing of a notification and report form pursuant to the HSR Act within ten Business Days after the date of this Agreement; (iv) make, or to cause to be made, any other filing or notification required by any other competition Laws and otherwise advisable, with respect to the transactions contemplated by this Agreement as promptly as practicable after the date of this Agreement; (v) make all other necessary registrations, declarations and filings and take all steps as may be reasonably necessary to obtain an approval or waiver from, or to avoid any Action by, any Governmental Entity; and (vi) execute and deliver any additional instruments necessary to consummate the Merger and the other transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(b) The Company and Parent shall each be responsible for paying any fees and other costs (including, but not limited to, legal and consultant fees) incurred by that party in complying with this Section 5.5, including but not limited to fees and other costs relating to the preparation of any filings or submissions to any Governmental Entity.

(c) In furtherance and not in limitation of Section 5.5(a), each party hereto shall (i) cooperate with each other to determine whether any consents and approvals (other than HSR Act filings) are required to be obtained from any Governmental Entity in connection with this Agreement, (ii) subject to confidentiality and legal requirements, coordinate and cooperate with each other in exchanging information and providing such assistance as the other parties may reasonably request in connection with seeking termination of any applicable waiting periods including under the HSR Act and with obtaining any other required consents and approvals, (iii) promptly notify the other parties of any communication it or any of its members or Affiliates receives from any Governmental Entity relating to the matters that are the subject of this Agreement, (iv) subject to confidentiality and legal requirements, provide the other parties a reasonable opportunity to review in advance any proposed communication by such party to any Governmental Entity relating to the matters that are the subject of this Agreement, (v) not agree to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry related to the transactions contemplated by this Agreement without providing prior notification to the other parties and an opportunity to participate in any such meeting, subject to applicable confidentiality and legal requirements, and (vi) furnish each other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between such party and its Affiliates and Representatives, on the one hand, and any Governmental Entity or members of their respective staffs, on the other hand, concerning this Agreement and the transactions contemplated by this Agreement. Notwithstanding the foregoing, in connection with obtaining required approvals under the HSR Act or other similar foreign competition Laws, Parent shall be entitled, after consultation with the Company, to make all strategic and tactical decisions as to the manner in which to obtain any agreements with any Governmental Entity (provided that any such agreements shall not restrict or otherwise impact the pre-Closing operations of the Company), including but not limited to any decision to make any filing or to enter any agreement with a Governmental Entity regarding the timing of any investigation or waiting period relating to the transactions contemplated by this Agreement. In exercising the foregoing rights, each of Parent and the Company shall act reasonably and as promptly as practicable.

SECTION 5.6 Takeover Laws. The Company and the Company Board shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and (b) if any Takeover Law is or becomes applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, take all action necessary to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Merger and the other transactions contemplated hereby.

SECTION 5.7 Notification of Certain Matters. The Company and Parent shall promptly notify each other of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger or the other transactions contemplated hereby, (b) any other notice or communication from any Governmental Entity in connection with the Merger or the other transactions contemplated hereby, (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the Merger or the other transactions contemplated hereby or (d) any change, condition or event that results or would reasonably be expected to result in any failure of any condition set forth in Article VI to be satisfied hereunder; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations, of the parties hereunder.

SECTION 5.8 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification existing in favor of the current or former directors and officers of the Company or any of its Subsidiaries (the “Indemnified Persons”) as provided in the Company Charter or Company Bylaws as in effect on the date of this Agreement or in any indemnification agreement as in effect on the date of this Agreement and which is included in the Company SEC Documents and set forth in Schedule 5.8(a), for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation and shall continue in full force and effect until the expiration of the applicable statute of limitations or, in the case of any indemnification agreement, in accordance with its terms, with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law.

(b) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect the Company’s current directors’ and officers’ liability insurance covering each Indemnified Person currently covered by the Company’s directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided that (i) Parent may substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable to such Indemnified Persons than the Company’s existing policies as of the date hereof, and (ii) in lieu of the Surviving Corporation maintaining in effect such current liability insurance, the Company may obtain, as of the Effective Time and for six years after the Effective Time, prepaid (or “tail”) directors’ and officers’ liability insurance policies (the “Tail Policy”) in respect of acts or omissions occurring prior to the Effective Time, including the transactions contemplated by this Agreement, covering each person covered by the Company’s directors’ and officers’ liability insurance policies in effect on the date of this Agreement (the “Existing D&O Policies”), on the same terms as the Existing D&O Policies or, if such insurance coverage is unavailable, coverage that is no less favorable to such persons than the coverage under the Existing D&O Policies, and with aggregate premiums for the six year period not in excess of $1,500,000 or such greater amount as is agreed to in writing by Parent; and provided further that, if the Tail Policy is not purchased, in no event shall the Surviving Corporation or the Company be required to pay annual premiums for insurance under this Section 5.8 in excess of 250% of the amount of the annual premiums paid by the Company for fiscal year 2014 for such purpose (which fiscal year 2014 premiums are set forth in Schedule 5.8), it being understood that the Surviving Corporation or Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 250% amount. If the Tail Policy is obtained by the Company, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) use its reasonable best efforts to cause such policy to be maintained in full force and effect, for the full term of the policy, and to honor all of its obligations thereunder.

(c) For a period of six years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify and hold harmless each Indemnified Person against all claims, losses, liabilities, damages, judgments and fines (and reasonable fees, costs and expenses, including attorneys’ fees and disbursements) incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Person is or was an officer or director of the Company or any of its Subsidiaries with respect to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law; provided that the foregoing indemnification shall be unavailable if the Indemnified Person is determined in a final non-appealable judgment of a court of competent jurisdiction to have failed to act in good faith and in a manner such Indemnified Person reasonably believed to be in the best interests of the Company or, in the case of a criminal action or proceeding, to have had reasonable cause to believe that such Indemnified Person’s conduct was unlawful. In the event of any such Action, each Indemnified Person shall be entitled to advancement of expenses incurred in the defense of such Action; provided that any Indemnified Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Person is not entitled to indemnification hereunder. In the event of any such Action, (i) the Surviving Corporation shall cooperate with the Indemnified Person in the defense of any such Action and (ii) the Surviving Corporation shall not settle, compromise or consent to the entry of any judgment in any Action pending or threatened in writing to which an Indemnified Person is a party (and in respect of which indemnification could be sought by such Indemnified Person hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising out of such Action.

(d) In the event that Parent, the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provision to be made so that any successor and assign of Parent or the Surviving Corporation assumes the obligations set forth in this Section 5.8.

(e) The provisions of this Section 5.8 shall survive consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Person, his or her heirs and his or her legal representatives.

SECTION 5.9 Financing.

(a) Parent agrees to use, and to cause Merger Sub to use, reasonable best efforts to arrange and obtain the Financing on the terms and conditions described in the Financing Commitments (including any flex and securities demand provisions described in the related fee letter) in order to consummate the Merger as soon as possible after the satisfaction of the conditions precedent set forth in Sections 6.1 and 6.2, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained in the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in the Financing Commitments that are within its or any of its Affiliates’ control, (iii) comply with its obligations thereunder and (iv) not take or fail to take any action that would reasonably be expected to prevent or impede or delay the availability of the Financing. Parent agrees to use, and to cause Merger Sub to use, reasonable best efforts to enforce their respective rights under the Financing Commitments and the definitive agreements with respect to the Debt Financing and Equity Financing, provided that reasonable best efforts will not be interpreted to require Parent or Merger Sub to, and neither Parent nor Merger Sub shall be required to, sue the Financing Sources to enforce or commence any other legal proceeding in relation to the Financing Commitments. Parent shall not, and shall cause Merger Sub not to, without the prior written consent of the Company, terminate the Equity Financing Commitment, or permit any amendment, modification or supplement to (except for any amendment, modification or supplement that would increase the amount thereof or otherwise would not be adverse to the Company in any material respect), or any waiver of any provision or remedy under, or replace, the Equity Financing Commitment. Parent shall not, and shall cause Merger Sub not to, without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed), amend, replace, supplement or otherwise modify, or waive any of its rights under, any Debt Financing Commitment, unless such Debt Financing Commitment is amended, replaced, supplemented or otherwise modified, or the Parent’s rights thereunder are waived, in a manner consistent with the following sentence. Parent is permitted to enter into, or cause Merger Sub to enter into, any amendment, replacement, supplement or other modification of the Debt Financing Commitment, or waive any of its rights under the Debt Financing (including any substitute debt financing for all or any portion of the Debt Financing from the same or alternative Financing Sources) without the prior written consent of the Company if such amendment, replacement, supplement or other modification to or waiver or replacement (A) does not add new or modify any existing conditions precedent to the Debt Financing as set forth in the Debt Financing Commitment in any respect that would make such conditions materially less likely to be satisfied by the Closing Date (it being understood and agreed that the joinder of any financial institutions to the Debt Financing Commitment as “Additional Arrangers” and/or “Additional Initial Lenders” and the right of such financial institutions to be satisfied with the satisfaction of existing conditions precedent to the Debt Financing shall not constitute the addition or modification of any existing condition precedent) and (B) is not reasonably expected to prevent or materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. For the avoidance of doubt, prior written consent of the Company will not be required for Parent to exercise any options existing under the

Debt Financing Commitments (other than termination of the Debt Financing Commitment or amendment thereof, except as otherwise permitted by this Section 5.9), including, without limitation, (i) the ability to increase the amount of the ABL Facility (as defined in the Debt Financing Commitments) from $100,000,000 to $125,000,000 and (ii) assigning its rights and obligations under the Debt Financing Commitments to one or more of its subsidiaries or affiliates, including Merger Sub (in the case of which assignment, all references in this Section 5.9 to “Parent” shall be deemed replaced by references to such subsidiaries or affiliates). Parent shall be permitted to reduce the amount of Debt Financing under the Debt Financing Commitments in its reasonable discretion, provided that Parent shall not reduce the Debt Financing to an amount committed below the amount that is required, together with the Equity Financing and all other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, to consummate the Merger on the terms contemplated by this Agreement, and provided further, that such reduction shall not (I) add new or modify any existing conditions precedent to the Debt Financing as set forth in the Debt Financing Commitments in any respect that would make such conditions materially less likely to be satisfied by the Closing Date or (II) be reasonably expected to prevent or materially impede or materially delay the consummation of the Merger and the other transactions contemplated by this Agreement. For purposes of this Section 5.9, references to “Debt Financing” shall include the financing contemplated by the Debt Financing Commitments as permitted to be amended, replaced, supplemented or otherwise modified, or waived, substituted or reduced as contemplated by this paragraph (a) and references to “Debt Financing Commitments” shall include such documents as permitted to be amended, replaced, supplemented or otherwise modified, or waived, substituted or reduced as contemplated by this paragraph (a). The syndication of the Debt Financing, including the appointment of additional arrangers and initial lenders thereunder, to the extent permitted by the Debt Financing Commitments shall not be deemed to violate Parent’s obligations under this Agreement. Parent shall give the Company prompt notice of any breach or repudiation by any party to the Financing Commitments or the Financing Documents or any condition not likely to be satisfied, in each case, of which Parent obtains knowledge, or any waiver, amendment or modification of the Financing Commitments or the Financing Documents. Without limiting Parent’s other obligations under this Section 5.9, if a Financing Failure Event (as defined below) occurs Parent shall (i) promptly (and in any event within 24 hours) notify the Company of such Financing Failure Event and the reasons therefor of which Parent has knowledge, (ii) in consultation with the Company, use reasonable best efforts to obtain alternative financing on terms not materially less beneficial in the aggregate to Parent (as determined in the reasonable judgment of Parent, taking into account the flex provisions set forth in the Debt Financing Commitments) from alternative financing sources in an amount sufficient, together with the Equity Financing and all other financial resources of Parent and Merger Sub including cash, cash equivalents and marketable securities of Parent, Merger Sub, the Company and the Company’s Subsidiaries on the Closing Date, to consummate the Merger and the other transactions contemplated by this Agreement as promptly as practicable following the occurrence of such event but in no event later than the date of the Closing contemplated in Section 1.2, and (iii) use reasonable best efforts to obtain, and when obtained, provide the Company with a copy of a new financing commitment that provides for such alternative financing. Parent shall keep the Company reasonably informed on a current basis and in reasonable detail of the status of its effort to arrange the Financing and shall provide to the

Company copies of all material agreements related to the Financing. “Financing Failure Event” shall mean any of the following: (a) the commitments with respect to all or any portion of the Financing expiring or being terminated; (b) for any reason, all or any portion of the Financing becoming unavailable; or (c) a repudiation of the Debt Financing Commitments by any party thereto.

(b) In the event that on the final day of the Marketing Period, (i) all or any portion of the Debt Financing structured as Bond Financing has not been consummated, (ii) all closing conditions contained in Article VI shall have been satisfied or waived (other than those conditions that by their nature will not be satisfied until the Closing), and (iii) the Bridge Financing is available on the terms and conditions described in the Debt Financing Commitments (or replacements thereof, as contemplated by the preceding paragraph), then Merger Sub shall borrow under and use the proceeds of the Bridge Financing (or such alternative bridge financing) to replace such affected portion of the Bond Financing no later than two Business Days after the last day of the Marketing Period. “Marketing Period” shall mean the first period of 15 consecutive Business Days after the date hereof throughout and at the end of which (A) Parent and its Financing Sources shall have the Required Information and during which period such Required Information shall remain compliant at all times with all applicable provisions of Regulation S-X and Regulation S-K under the Securities Act and the provisions of this Section 5.9, provided that if the Company shall in good faith reasonably believe it has provided and has continued to provide the Required Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Company shall be deemed to have delivered the Required Information unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Information and, within three Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with reasonable specificity which Required Information the Company has not delivered); (B) nothing has occurred and no condition exists that would cause any of the conditions set forth in Section 6.2 to fail to be satisfied if the Closing were to be held at any time during such 15 Business Day period; and (C) the conditions set forth in Section 6.1 shall be satisfied; provided that (1) the Marketing Period (I) shall exclude July 4, 2014 through and including July 7, 2014 (it being understood that such days shall be disregarded for purposes of calculating the consecutive days consisting of the Marketing Period, but shall not disqualify any period including such days from being “consecutive”) and (II) must occur either entirely before or entirely after the period from and including August 15, 2014 through and including September 1, 2014; (2) the Marketing Period shall not be deemed to have commenced if, prior to the completion of the Marketing Period, the Company’s independent registered public accounting firm shall have withdrawn its audit opinion with respect to any of the financial statements contained in the Company SEC Documents or the Required Information, in which case the Marketing Period shall not be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to the consolidated financial statements of the Company for the applicable periods by the Company’s independent registered accounting firm, another “big four” accounting firm or another independent public accounting firm reasonably acceptable to Parent; (3) if the financial statements included in the Required Information that are available to Parent on the first day of any such 15 Business Day period would not be sufficiently current on any day during such period to permit a registration statement using such financial statements to be declared effective by the SEC on the last day of such period, then such Marketing Period shall not begin until the first day thereafter when this clause (3) shall not be applicable and the other terms and conditions of this definition will be satisfied, (4) the Marketing Period shall not be deemed to have commenced if, prior to completion of the Marketing Period, the Company has issued a public statement indicating its intent to restate the historical financial statements of the Company or that any such restatement is under consideration or may be a possibility, in which case the Marketing Period shall not be deemed to commence until such restatement has been completed and the relevant Company SEC Document or Company SEC Documents have been amended or the Company has announced that it has concluded that no restatement shall be required under GAAP, and (5) the Marketing Period shall end on any earlier date on which the Debt Financing is consummated.

(c) Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, use reasonable best efforts to cause its and their respective Representatives, including legal, tax, regulatory and accounting, to, at Parent’s expense (such expenses to be reasonable), provide to Parent and Merger Sub all cooperation reasonably requested by Parent and/or the Financing Sources that is necessary, proper or advisable in connection with the Debt Financing (provided that such request is consistent with applicable Law and does not unreasonably interfere with the operations of the Company and its Subsidiaries in a way that is not customary in connection with the arrangement of financing similar to the Financing), including (i) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer and General Counsel of the Company and other members of senior management and Representatives of the Company), presentations, road shows, due diligence and drafting sessions and sessions with prospective Financing Sources, investors and rating agencies, and reasonably cooperating with the marketing efforts of Parent and Merger Sub and their Financing Sources, in each case in connection with all or any portion of the Debt Financing, (ii) assisting with the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, business projections, lender and investor presentations, prospectuses and similar documents required in connection with the Debt Financing, including execution and delivery of customary representation letters in connection with bank information memoranda, (iii) as promptly as reasonably practical, furnishing Parent, Merger Sub and the Financing Sources with financial and other pertinent information regarding the Company and its Subsidiaries as may be reasonably requested by Parent, including (A) all audited financial statements, all unaudited financial statements (which shall have been reviewed by the independent accountants for the Company, as the case may be, as provided in Financial Accounting Standards Board Accounting Codification System Section 722), pro forma financial information prepared in accordance with, or reconciled to, GAAP, financial data, audit reports and other information of the type required by Regulation S-X and Regulation S-K under the Securities Act for public offerings of non-convertible debt securities on Form S-1 (or any applicable successor form) under the Securities Act, which is customarily included in offering documents used in private placements pursuant to Rule 144A under the Securities Act (including, to the extent applicable with respect to such financial statements, the report of the Company’s auditors thereon and related management discussion and analysis of financial condition and results of operations), as necessary or appropriate to consummate the offering(s) of debt securities contemplated by the Debt Financing Commitments, assuming that such public offering(s) were consummated at the same time during the Company’s fiscal year as the offering(s) of debt securities contemplated by the Debt Financing Commitments (provided that in no circumstance shall the Company be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or other information customarily excluded from a Rule 144A offering memorandum), or as otherwise required in connection with the Debt Financing and the transactions contemplated by this Agreement and (B) such other information as required by Sections 4, 5, 6, 7 and 10 of Exhibit C to the Debt Financing Commitments, including any information reasonably necessary in order to receive customary “comfort” (including “negative assurance” comfort) from independent accountants in connection with the offering(s) of debt securities contemplated by the Debt Financing Commitments or with respect to the financial statements and data referred to in sub-clause (A) above (all such information in this clause (iii), the “Required Information”), (iv) no later than the date of mailing of the Proxy Statement, satisfying the conditions set forth in the Debt Financing Commitments (to the extent the satisfaction of such conditions requires actions by or cooperation of the Company), (v) using reasonable best efforts to obtain customary accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company and its Subsidiaries, legal opinions, hedging agreements, appraisals, surveys, engineering reports, title insurance and other documentation and items required by the Debt Financing Commitments or as are reasonably requested by Parent and, if requested by Parent or Merger Sub, cooperating with and assisting Parent or Merger Sub in obtaining such documentation and items, (vi) using its reasonable best efforts to provide monthly financial statements (excluding footnotes) to the extent the Company customarily prepares such financial statements within 25 days of the end of each month prior to the Closing Date, (vii) executing and delivering, as of the Effective Time, any definitive financing documents, including any credit or purchase agreements, indentures, guarantees, pledge agreements, security agreements, mortgages, deeds of trust and other security documents or other certificates, documents and instruments relating to guarantees, the pledge of collateral and other matters ancillary to the Debt Financing (including a certificate of the chief financial officer of the Company with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Debt Financing) as may be reasonably requested by Parent in connection with the Debt Financing and otherwise reasonably facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Indebtedness, the release of related Liens and the registration of Dollar Financial UK Holding PLC as a private limited company), and the replacement or backing of any outstanding letter of credit maintained or provided by the Company or its Subsidiaries effective as of the Closing Date, (viii) taking all actions necessary to permit the Financing Sources to conduct audit examinations, appraisals and other evaluations with respect to the Company’s and its Subsidiaries’ current assets and other collateral, and to evaluate its cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements, and (ix) taking all corporate actions necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof, together with the cash at the Company and its Subsidiaries, to be made available to Parent on the Closing Date to consummate the Merger; provided, however, that irrespective of the above, no obligation of the Company or any of its Subsidiaries under any certificate, document or instrument relating to the Debt Financing shall be effective until the Effective Time and none of the Company or any of its Subsidiaries shall be required to take any action (A) under any certificate, document or instrument relating to the Debt Financing that is not contingent upon the

Closing (including the entry into any agreement that is effective before the Effective Time) or (B) that would reasonably be expected to cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability relating the Debt Financing. The Company will periodically update Required Information to be included in an offering document to be used in connection with the Debt Financing in order to ensure that the Required Information does not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements contained therein not misleading. The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing, provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d) Notwithstanding anything contained in this Section 5.9 or in any provision of this Agreement, in no event shall Parent or Merger Sub be required (i) to amend or waive any of the terms or conditions hereof or (ii) except as agreed by Parent in its sole discretion as specified in Section 1.2, to consummate the Closing any earlier than two Business Days after the final day of the Marketing Period.

(e) Neither the Company nor any of its Subsidiaries shall be required, under the provisions of this Section 5.9 or otherwise in connection with the Debt Financing, to pay any commitment or other similar fee prior to the Effective Time that is not advanced or substantially simultaneously reimbursed by Parent. Parent shall indemnify, defend, and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (A) any action taken by them at the request of Parent or Merger Sub pursuant to this Section 5.9 or in connection with the arrangement of the Debt Financing or (B) any information utilized in connection therewith (other than information provided by the Company or its Subsidiaries), except to the extent such losses arise out of gross negligence, bad faith or willful misconduct of the Company or any of its Subsidiaries. Nothing contained in this Section or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing prior to the Closing. All material, non-public information regarding the Company and its Subsidiaries provided to Parent, Merger Sub or their respective Representatives pursuant to this Section 5.9 shall be kept confidential by them in accordance with the Confidentiality Agreement except for disclosure as required in connection with the Debt Financing subject to customary confidentiality protections.

(f) Parent and Merger Sub acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing, and each of Parent and Merger Sub reaffirms its obligation to consummate the Merger and the other transactions contemplated by this Agreement subject only to the express conditions set forth in Article VI, irrespective and independent of the availability or terms of the Financing or any alternate financing.

SECTION 5.10 Public Announcements. Each of Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall, to the extent reasonably practicable, consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including employee communications) with respect to this Agreement, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation and review, except as may be required by applicable Law, court process or obligations pursuant to any rule or regulation of the NASDAQ.

SECTION 5.11 Section 16 Matters. Prior to the Effective Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b–3 promulgated under the Exchange Act.

SECTION 5.12 Directors. Prior to the Effective Time, the Company shall cause each member of the Company Board to execute and deliver a letter effectuating his or her resignation as a director of the Company Board effective immediately at or prior to the Effective Time.

SECTION 5.13 Existing Indebtedness.

(a) Compliance. Prior to the Closing, the Company agrees that Merger Sub and Parent shall have no liability with respect to the Company’s performance of its obligations under the 2017 Notes Indenture, the 2027 Notes Indenture, the 2028 Notes Indenture, or the Convertible Notes, including the Company’s obligation to deliver or cause to be delivered any notice thereunder.

(b) Convertible Notes.

(i) Fundamental Change. The parties hereto agree and acknowledge that the Closing will result in a Fundamental Change (as defined in each of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture). The parties agree and acknowledge that the Merger Consideration is less than the Applicable Conversion Price (as defined in each of the 2017 Notes Indenture, the 2027 Notes Indenture, and the 2028 Notes Indenture) and that no “make whole premium” (as defined in each of the 2017 Notes Indenture, the 2027 Notes Indenture, and the 2028 Notes Indenture) or any other payment will be due to the holders of the Convertible Notes under the terms of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture in connection with the Merger other than the Fundamental Change Repurchase Price (as defined in each of the 2017 Notes Indenture, the 2027 Notes Indenture, and the 2028 Notes Indenture).

(ii) Debt Tender Offers. As soon as reasonably practicable after the receipt of any written request by Parent to do so, at Parent’s expense (such expenses to be reasonable), the Company shall use its reasonable best efforts to commence offers to purchase and/or consent solicitations related to any or all of the outstanding aggregate principal amount of, and all other amounts due pursuant to or under, any or all of the Convertible Notes, on such terms and conditions, including pricing terms, that are specified and requested, from time to time, by Parent (each a “Debt Tender Offer” and collectively, the “Debt Tender Offers”), and Parent shall assist the Company in connection therewith; provided that the Company’s counsel shall provide such legal opinions as may be reasonably requested by Parent that are customary or necessary in connection with the Debt Tender Offers; and provided further that Parent shall only request the Company to conduct any Debt Tender Offer in compliance with the documents governing the applicable Convertible Notes and the rules and regulations of the SEC, including Rule 14e-1 under the Exchange Act. Notwithstanding the foregoing, the closing of the Debt Tender Offers shall be conditioned on the consummation of the Closing, and the parties shall use their respective reasonable best efforts to cause the Debt Tender Offers to close on the Closing Date. Subject to the preceding sentence, the Company shall, and shall cause the Company Subsidiaries to, and shall use its reasonable best efforts to cause their respective Representatives to, provide all cooperation reasonably requested by Parent in connection with the Debt Tender Offers, including using reasonable best efforts to assist in the preparation of the Offer Documents. On the date of commencement of the Debt Tender Offers, the Company shall file with the SEC, in accordance with Rule 14d-3 promulgated under the Exchange Act, a Tender Offer Statement on Schedule TO with respect to the Debt Tender Offer (together with all amendments, supplements and exhibits thereto, the “Schedule TO”), which shall include, as exhibits, an offer to purchase and a related letter of transmittal, a summary advertisement and other ancillary Debt Tender Offer documents pursuant to which the Debt Tender Offer will be made (such Schedule TO and the documents attached as exhibits thereto, together with any amendments or supplements thereto, the “Offer Documents”). Each of Parent and the Company shall promptly correct any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and the Company shall take all steps necessary to amend or supplement the Offer Documents and to cause the Offer Documents, as so amended or supplemented, to be filed with the SEC and disseminated to the holders of the Convertible Notes, in each case as and to the extent required by applicable federal securities Laws. The Company shall promptly notify Parent upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Offer Documents, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC, on the other hand, and shall use its reasonable best efforts to give the Parent the opportunity to participate in any substantive telephonic or in-person communications with the staff of the SEC related thereto. The Company (i) shall waive any of the conditions to the Debt Tender Offers (other than the occurrence of the Closing) and make any change to the Debt Tender Offers, in each case, as may be reasonably requested by Parent and (ii) shall not, without the written consent of Parent, waive any condition to the Debt Tender Offers or make any changes to the Debt Tender Offers. Parent shall ensure that at the Effective Time the Surviving Corporation has all funds necessary to pay for the Convertible Notes that have been properly tendered and not withdrawn pursuant to the Debt Tender Offers. Parent and Merger Sub acknowledge and agree that neither the pendency nor the consummation of any Debt Tender Offer is a condition to Parent’s or Merger Sub’s obligations to consummate the Merger. The dealer manager, solicitation agent, information agent, depositary, paying agent and any other agents (the “Debt Tender Agents”) retained in connection with the Debt Tender Offers shall be selected by Parent. The Company shall enter into customary agreements (including indemnities) with the Debt Tender Agents so selected and on terms and conditions acceptable to Parent.

(iii) Section 10.06 Supplemental Indenture and Fundamental Change Documentation. Concurrently with the Closing, if any Convertible Notes remain outstanding after giving effect to the closing of the Debt Tender Offers, in Parent’s sole discretion, Parent may cause the Company to (i) issue and cause to be executed by the requisite parties a supplemental indenture (each, a “Section 10.06 Supplemental Indenture”) in accordance with Section 10.06 of each of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, providing for the conversion and settlement of the Convertible Notes as set forth in the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, respectively, and (ii) comply with the applicable provisions of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, including the notice requirements of Section 10.06 set forth in each such indenture.

(iv) Purchase and Conversion. On or after the Closing if any Convertible Notes remain outstanding after giving effect to the closing of the Debt Tender Offers, in Parent’s sole discretion, Parent may cause the Surviving Corporation to (i) make an offer to repurchase the Convertible Notes as required by Section 3.02 of the 2017 Notes Indenture, the 2027 Notes Indenture and the 2028 Notes Indenture, as applicable, and to repurchase any such notes tendered in connection with the offer and (ii) consummate the conversion and settlement of any Convertible Notes that are converted as set forth in Section 10.06 of the applicable indenture and each Section 10.06 Supplemental Indenture.

(v) Convertible Note Derivative Instruments. Parent and the Company shall cooperate and use their respective reasonable best efforts to cause the Convertible Note Derivative Instruments to be amended, unwound or terminated upon the Closing, at Parent’s sole discretion, with all associated payments or other costs in relation thereto to be paid by Parent.

(c) 2016 Notes. The Company shall (i) prepare notices of redemption for the 10.375% Senior Notes due 2016 (the “2016 Notes”) issued by a Canadian subsidiary of the Company pursuant to the applicable provisions of the Indenture dated December 23, 2009 governing the 2016 Notes (the “2016 Notes Indenture”), (ii) use its reasonable best efforts to cause the Trustee (as defined in the 2016 Notes Indenture) to agree to proceed with the redemption of the 2016 Notes on notice of at least 45 days (or such shorter period as each such Trustee may agree to) before the redemption date, which notice may be subject to the consummation of the Closing, and use reasonable best efforts to cause the Trustee to provide the notice of redemption to the holders of the 2016 Notes following the Closing on the Closing Date, (iii) provide Parent the reasonable opportunity to review and comment on each of the foregoing notices reasonably in advance of their delivery, (iv) use its reasonable best efforts to take all other actions and prepare and deliver all other documents (including any officer’s certificates and legal opinions) as may be required under the 2016 Notes Indenture to issue an irrevocable notice of redemption of the 2016 Notes following the Closing on the Closing Date

(subject to the irrevocable deposit with the Trustee on the Closing Date of funds sufficient to pay in full the outstanding aggregate principal amount of, accrued and unpaid interest through the redemption date on, and applicable premiums related to, such 2016 Notes, as arranged by Parent) providing for the redemption 30 days after the Closing Date of all of the outstanding aggregate principal amount of the 2016 Notes (together with all accrued and unpaid interest and applicable premiums related to such 2016 Notes) pursuant to the requisite provisions of the 2016 Notes Indenture and (v) use its reasonable best efforts to take all other actions and prepare and deliver all other documents as may be required to effect such notice of redemption of the 2016 Notes and cause the Trustee to execute proper instruments acknowledging satisfaction and discharge of the 2016 Notes Indenture pursuant to Section 4.01 of the 2016 Notes Indenture (other than the irrevocable deposit referred to in clause (iv) above which shall be required to be made by Parent).

(d) Repayment of Existing Credit Agreement. The Company shall use reasonable best efforts to negotiate a payoff letter, at least three Business Days in advance of the Closing Date, from the administrative agent of the Credit Agreement, dated October 25, 2013 (the “Existing Credit Agreement”) among the Company, certain of its Subsidiaries, the lenders and agents party thereto and Deutsche Bank AG, New York Branch, as administrative agent and security trustee. In consultation with Parent and Merger Sub, the Company shall, and cause its Subsidiaries to, (i) terminate on the Closing Date the Existing Credit Agreement and all related loan documents to which the Company or any of its Subsidiaries is a party, including, without limitation, any security, guarantee or pledge documents and (ii) cause to be released contemporaneously with the termination of the Existing Credit Agreement, all Liens on the Company’s assets and the assets of the Company’s Subsidiaries and all guarantees by the Company and the Company’s Subsidiaries relating to the Existing Credit Agreement; provided that Parent shall (directly or indirectly) make all payments required pursuant to the payoff letter to effect such termination and releases.

(e) Consents. The Company shall use its reasonable best efforts to take all actions necessary to obtain all consents to the transactions contemplated under this Agreement required to be obtained under that certain Credit Agreement dated February 12, 2014 and the promissory note dated as of February 16, 2012 (collectively, the “Finnish Credit Facility”) between Helsingen Pantti-Osakeyhtio and Helsinki OP Bank Plc., and if the Indebtedness under the Finnish Credit Facility is not otherwise repaid in accordance with Section 5.1(g), the Company shall deliver such consents to Parent prior to Closing.

(f) Cross Currency Swaps. Parent and the Company shall cooperate and use their respective reasonable best efforts to, at the election of Parent, (i) cause the U.S. Dollar/British Pound Sterling swaps between Dollar Financial U.K. Limited and various counterparties in an aggregate notional amount of $200,000,000 (the “Cross Currency Swaps”) to be unwound or terminated upon termination of the Existing Credit Agreement or (ii) continue, or obtain the consent from the counterparties to the Cross Currency Swaps to continue, such Cross Currency Swaps in full force and effect notwithstanding termination of the Existing Credit Agreement, with all associated costs in relation thereto to be paid by Parent.

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained.

(b) HSR Act; Antitrust and Regulatory Approvals. Any applicable waiting period (and any extension thereof) under the HSR Act and Foreign Competition Laws relating to the transactions contemplated by this Agreement shall have expired or been terminated. The approvals from U.S. or foreign Governmental Entities (whether national, state, provincial or local), which are required in connection with the execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, shall have been received; provided, however, that no such approval shall be required with respect to (x) any one U.S. state or foreign nation that represented less than 1% of the revenue of the Company on a consolidated basis and (y) any group of U.S. states or foreign nations that collectively represented less than 2% of the revenue of the Company on a consolidated basis, in each of the case of clause (x) and clause (y) for the quarter ended December 31, 2013.

(c) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity, that, in any such case, prohibits or makes illegal the consummation of the Merger.

SECTION 6.2 Conditions to the Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by Parent, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. (i) Each of the representations and warranties of the Company set forth in Section 3.2(a) (Capital Stock), Section 3.4 (Authority), Section 3.8(b) (Absence of Certain Changes or Events), 3.20 (No Rights Plan) and 3.24 (Brokers) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except (i) to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date, and (ii) with respect to Section 3.2(a), to the extent that any inaccuracies would be de minimis, in the aggregate), and (ii) each of the representations and warranties of the Company set forth in Article III of this Agreement other than those specifically identified in clause (i) of this Section 6.2(a) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except, in the case of this clause (ii), for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect (provided that for purposes of determining the accuracy of such representations and warranties, all materiality and “Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time.

(c) Absence of Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect.

(d) Absence of FCA Action. After the date hereof, the FCA shall not have taken, any of the following actions against the Company or any of its Subsidiaries: (i) communicating in writing by notice given under section 55X(2) of FSMA that the FCA will not approve an application by the Company or any such Subsidiary for Part 4A permission to conduct business at the end of the interim permission period; (ii) the making of a public censure under section 205 of FSMA, or the imposition of any financial penalties in excess of GBP 2,500,000 under section 206 of FSMA; (iii) providing written notice under section 207(1) of FSMA that the FCA proposes any suspension of the Company’s or such Subsidiary’s interim permission, or of the imposition of a restriction on such interim permission that would prohibit the offering of a specific product or dealing with a class of customers pursuant to section 206A of FSMA; (iv) providing written notice under section 63 or section 67 of FSMA that the FCA proposes to withdraw (under section 63) or suspend (under section 66) the Company’s or such Subsidiary’s FCA-approved persons at Controlled Functions 1 or 3; or (v) commencing an enforcement action specific to the Company or any such Subsidiary that would impose a cap on loan rates, limit rollovers to one per loan, prohibit the offering of a specific product or dealing with a class of customers, or limit the amount that may be loaned to a borrower to 33% or less of the borrower’s net monthly income; in the case of any of the foregoing actions, whether or not based on conduct occurring while the Company or such Subsidiary was subject to FCA supervision.

(e) Absence of Written Report by Skilled Person. After the date hereof, a Skilled Person (as described in FSMA) appointed under Section 166 of FSMA shall have not issued a written report or a written draft report that includes a finding of a breach by the Company or any of its Subsidiaries of regulatory requirements or of self-imposed limitations agreed in writing with the FCA relating to corporate governance, affordability assessments, practices on forbearance, promotion of deferrals, marketing or pricing in respect of single payment loans or other credit products offered to customers, the cure or rectification of which by the Company and its Subsidiaries would reasonably be expected to result in costs, expenses and losses to the Company and its Subsidiaries aggregating in excess of GBP 2,500,000 in any 12-month period following the issuance of the report or the draft report.

(f) Officers’ Certificate. Parent shall have received a certificate dated the Closing Date and signed by an executive officer of the Company certifying as to the matters set forth in paragraphs (a), (b), (c), (d) and (e) above.

SECTION 6.3 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as if made as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date), except for inaccuracies of such representations and warranties the circumstances giving rise to which, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect (provided that for purposes of determining the accuracy of such representations and warranties, all materiality and “Parent Material Adverse Effect” qualifications and exceptions contained in such representations and warranties shall be disregarded).

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time.

(c) Officers’ Certificate. The Company shall have received a certificate signed by an executive officer of Parent certifying as to the matters set forth in paragraphs (a) and (b).

SECTION 6.4 Frustration of Closing Conditions. None of Parent, Merger Sub or the Company may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure was caused by such party’s breach of this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained and before or after the Marketing Period has expired (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if the Merger shall not have been consummated on or before October 1, 2014 (the “Outside Date”); provided, however, that (A) at the sole option of Parent pursuant to a written notice delivered to the Company not later than three Business

Days prior to the Outside Date, the Outside Date shall be extended to January 1, 2015 in the event any condition set forth in Section 6.1(b) shall not have been fulfilled by such initial Outside Date, and (B) no party shall have the right to terminate this Agreement pursuant to this paragraph (i) if the failure of such party to perform or comply with the covenants and agreements of such party set forth in this Agreement shall have been the primary cause of, or primarily resulted in, the failure of the Merger to be consummated by the Outside Date;

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree, or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and nonappealable; provided that the party seeking to terminate this Agreement pursuant to this paragraph (ii) shall have used its reasonable best efforts to contest, appeal and remove such judgment, order, injunction, rule, decree, ruling or other action in accordance with Section 5.5; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (other than with respect to a breach of Section 5.2 or 5.3(b), as to which Section 7.1(c)(ii) will apply), or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 6.2(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided that Parent shall not have the right to terminate this Agreement pursuant to this paragraph (i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if (A) an Adverse Recommendation Change occurs, (B) the Company or the Company Board (or any committee thereof) shall approve or recommend, or cause or permit the Company to enter into, an Alternative Acquisition Agreement, (C) upon a request to do so by Parent, the Company fails publicly to reaffirm its recommendation of the Merger within 10 Business Days after the date any Acquisition Proposal or any material modification thereto is first commenced, published or sent or given to the Company’s stockholders (which reaffirmation must also include, with respect to an Acquisition Proposal, an unconditional rejection of such Acquisition Proposal, it being understood that taking no position with respect to the acceptance of such Acquisition Proposal or modification thereto shall constitute a failure to reject such Acquisition Proposal), (D) the Company shall have willfully and materially breached any of its obligations under Section 5.2 or 5.3(b) (provided that a willful and material breach of

Section 5.2(a) by a Representative of the Company shall be deemed a willful and material breach of such provision by the Company for purposes of this clause (D)), or (E) the Company or the Company Board (or any committee thereof) shall formally resolve or publicly authorize or propose to take any of the foregoing actions; or

(iii) following the failure of the condition set forth in Section 6.2(d) or Section 6.2(e).

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Effective Time, (A) would result in the failure of any of the conditions set forth in Section 6.3(a) or (b) and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided that the Company shall not have the right to terminate this Agreement pursuant to this paragraph (i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement;

(ii) if the Merger shall not have been consummated on or before the date required by Section 1.2, all of the conditions set forth in Sections 6.1 and 6.2 would be satisfied and continue to be satisfied at the time of such termination if the Closing were held at the time of such termination, and the Company stood ready, willing and able to consummate the Merger on the date required by Section 1.2 at the time of termination; or

(iii) prior to obtaining the Company Stockholder Approval (x) the Company Board has determined to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal to the extent permitted by, and subject to the terms and conditions of, Section 5.2, and (y) concurrently with such termination, the Company pays to Parent the fee specified in Section 7.3(b).

The party desiring to terminate this Agreement pursuant to this Section 7.1 (other than pursuant to Section 7.1(a)) shall give written notice of such termination to the other parties.

SECTION 7.2 Effect of Termination. In the event of termination of this Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company; provided that:

(a) the Confidentiality Agreement, the Limited Guarantee (only to the extent reflected therein) and the provisions of Sections 3.24 and 4.5 (Brokers), Section 5.10 (Public Announcements), this Section 7.2, Section 7.3 (Fees and Expenses), and Article VIII shall survive the termination hereof;

(b) the Company or Parent may have liability as provided in Section 7.3; and

(c) subject to Section 7.3(g) (including the limitation on liability set forth therein), no such termination shall relieve any party from any liability or damages resulting from a willful and material breach of this Agreement or fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity. “Willful and material breach” shall mean a deliberate act or a deliberate failure to act, which act or failure to act constitutes in and of itself a material breach of this Agreement, regardless of whether breaching was the conscious object of the act or failure to act.

SECTION 7.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 7.3, all fees and expenses incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b) In the event that:

(i) (A) an Acquisition Proposal (whether or not conditional) is made directly to the Company’s stockholders or is otherwise publicly disclosed, or is otherwise communicated to senior management of the Company or the Company Board, (B) this Agreement is thereafter terminated by the Company or Parent pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(c)(i) and (C) within 12 months after the date of such termination, the Company enters into an agreement in respect of any Acquisition Proposal, or recommends or submits any Acquisition Proposal to its stockholders for approval, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided that for purposes of this clause (C), each reference to “10%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 7.1(d)(iii),

then, in any such event, the Company shall pay to Parent the Termination Fee, less the amount of Parent Expenses previously paid to Parent (if any) pursuant to Section 7.3(c), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion. For purposes of this Agreement, “Termination Fee” shall mean an amount equal to $13,254,500, except that if this Agreement is terminated by Parent pursuant to Section 7.1(c)(ii)(B) or (C) or by the Company pursuant to Section 7.1(d)(iii), in connection with an Acquisition Proposal from, or an Alternative Acquisition Agreement with, an Excluded Party, the “Termination Fee” shall mean an amount equal to $9,467,500. For purposes of this Agreement, “Excluded Party” shall mean any Person (or group of Persons that includes among its members one or more Persons who (A) were members of such group prior to the Early Termination Deadline and (B) collectively constitute at least 50% of the equity financing of such group at all times following the Early Termination Deadline and prior to the termination of this Agreement) from whom the Company received a written Acquisition Proposal prior to the Early Termination Deadline that (x) remains pending as of, and was not withdrawn prior to, the Early Termination Deadline and (y) the Company Board determines in good faith prior to or as of the Early Termination Deadline (after consultation with outside legal counsel and its financial advisor) constitutes or which could reasonably be expected to lead to a Superior Proposal; provided, however, that any Excluded Party shall cease to be an Excluded Party for all purposes under this Agreement immediately at such time as the Acquisition Proposal made by such party is withdrawn, is terminated, expires or fails, in the reasonable judgment of the Company Board, to satisfy the requirements of clause (y). For purposes of this Agreement, “Early Termination Deadline” means 11:59 p.m. Eastern Time on the 20th calendar day after the date of this Agreement.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii) under circumstances in which the Termination Fee is not then payable pursuant to Section 7.3(b)(i), then the Company shall reimburse Parent and its Affiliates for all of their reasonable out-of-pocket fees and expenses (including all fees and expenses of Financing Sources, counsel, accountants, investment bankers, experts and consultants to Parent and Merger Sub and their Affiliates) incurred by Parent or Merger Sub or on their behalf in connection with or related to the authorization, preparation, investigation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby (the “Parent Expenses”), up to a maximum amount of $3,787,000; provided that the payment by the Company of the Parent Expenses pursuant to this paragraph (c) (i) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 7.3(b) except to the extent indicated in such paragraph, and (ii) shall not relieve the Company from any liability or damage resulting from a willful and material breach prior to such termination of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(d) In the event that this Agreement is terminated by the Company pursuant to Section 7.1(d)(ii), then Parent shall pay to the Company a termination fee of $22,722,000 (the “Parent Termination Fee”), it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion.

(e) Payment of the Termination Fee shall be made by wire transfer of same day funds to the accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 7.3(b)(i), (ii) concurrently with the termination of this Agreement, in the case of a Termination Fee payable pursuant to Section 7.3(b)(iii), or (iii) as promptly as reasonably practicable after termination (and, in any event, within two Business Days thereafter), in the case of a Termination Fee payable pursuant to Section 7.3(b)(ii). Payment of the Parent Expenses shall be made by wire transfer of same day funds to the accounts designated by Parent as promptly as reasonably practicable after termination of this Agreement (and, in any event, within two Business Days thereafter). Payment of the Parent Termination Fee shall be made by wire transfer of same day funds to the accounts designated by the Company as promptly as reasonably practicable after termination of this Agreement (and, in any event, within two Business Days thereof).

(f) Each of the parties acknowledges that the agreements contained in this Section 7.3 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement. Accordingly, if any party fails to pay any amounts due pursuant to this Section 7.3, interest shall accrue on the amounts due pursuant to this Section 7.3 from the date such payment was required to be made until the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the owed party commences a suit that results in a judgment against the owing party for the amounts set forth in this Section 7.3, the owing party shall pay to the owed party its costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit.

(g) Notwithstanding anything to the contrary in this Agreement:

(i) No Parent Party, except Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Limited Guarantee), shall have any liability for any obligation or liability to the Company, any of its Affiliates or any of its or their direct or indirect stockholders for any claim for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise;

(ii) Without limiting the right of the Company to seek specific performance in accordance with Section 8.10, the maximum aggregate liability of Parent, Merger Sub and the Guarantor for any loss suffered as a result of any breach of this Agreement, the Limited Guarantee or the Financing Commitments (including any willful and material breach), or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, shall be limited to $22,722,000 (inclusive of the Parent Termination Fee), and in no event shall the Company seek to, and the Company shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages) in excess of such amount; and

(iii) Upon payment of the Parent Termination Fee, no Parent Party shall have any further liability or obligation to the Company, any of its Affiliates or any of its or their direct or indirect stockholders relating to or arising out of this Agreement, the Limited Guarantee or the Financing Commitments, or the failure of the Merger or any other transaction contemplated hereby or thereby to be consummated, or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and in such event, the Company shall not seek to, and shall cause its Affiliates and its and their direct and indirect stockholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from any Parent Party.

SECTION 7.4 Amendment or Supplement. This Agreement may be amended, modified or supplemented by the parties at any time prior to the Effective Time, whether before or after the Company Stockholder Approval has been obtained; provided, however, that after the Company Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Sections 7.3(g), 8.6(b), 8.7, 8.8(b), 8.8(c), 8.10(c) and 8.12 and this Section 7.4 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 7.3(g), 8.6(b), 8.7, 8.8(b), 8.8(c), 8.10(c) or 8.12 or this Section 7.4) may not be amended, supplemented, modified, waived or terminated in a manner that impacts or is materially adverse in any respect to the Financing Sources without the prior written consent of the Financing Sources.

SECTION 7.5 Extension of Time; Waiver. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, however, that after the Company Stockholder Approval has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of the Company without such further approval or adoption. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

SECTION 8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of receipt by facsimile or e-mail, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

2711 North Haskell Avenue, Suite 1800 Dallas, TX 75204
Attention:	Kyle Volluz
Facsimile:	(214) 515-6924
Email:	kvolluz@hudson-advisors.com

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP 2100 McKinney Avenue Suite 1100 Dallas, TX 75201-6912
Attention:	Jeffrey Chapman
Facsimile:	(214) 571-2920
E-mail:	jchapman@gibsondunn.com

(ii) if to Company, to:

DFC Global Corp.
1436 Lancaster Avenue, Suite 300 Berwyn, PA 19312
Attention:	Mark Prior
Facsimile:	(610) 296-7844
E-mail:	Mark.Prior@DFG.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP 3000 Two Logan Square
Eighteenth and Arch Streets Philadelphia PA 19103-2799
Attention:	Barry M. Abelson, Esq. Brian M. Katz, Esq.
Facsimile:	(215) 981-4750
E-mail:	abelsonb@pepperlaw.com
katzb@pepperlaw.com

SECTION 8.3 Certain Definitions. For purposes of this Agreement:

“Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or required by applicable Law to be closed.

“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Note Derivative Instruments” means (i) the warrants to purchase the Company’s Common Stock issued pursuant to the (A) Confirmation regarding warrant transactions dated April 10, 2012 between Barclays Capital Inc., acting as Agent for Barclays Bank PLC and the Company, (B) Confirmation regarding warrant transactions dated April 10, 2012 between Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, London Branch and the Company, (C) Confirmation regarding warrant transactions dated April 11, 2012 between Barclays Capital Inc., acting as Agent for Barclays Bank PLC and the Company, and (D) Confirmation regarding warrant transactions dated April 11, 2012 between Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, London Branch and the Company, and (ii) the convertible bond hedge transactions pursuant to (A) Confirmation regarding convertible bond hedge transactions dated April 10, 2012 between Barclays Capital Inc., acting as Agent for Barclays Bank PLC and the Company, (B) Confirmation regarding convertible bond hedge transactions dated April 10, 2012 between Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, London Branch and the Company, (C) Confirmation regarding convertible bond hedge transactions dated April 11, 2012 between Barclays Capital Inc., acting as Agent for Barclays Bank PLC and the Company, and (D) Confirmation regarding convertible bond hedge transactions dated April 11, 2012 between Deutsche Bank Securities Inc., acting as agent for Deutsche Bank AG, London Branch and the Company.

“Financing Sources” means the agents, arrangers, lenders and other entities that have committed to provide or arrange or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Financing Commitments and any joinder agreements, credit agreements (including the definitive agreements executed in connection with the Debt Financing Commitments) or indentures relating thereto.

“Indebtedness” means, with respect to any Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all capitalized lease obligations of such Person, (iv) all obligations of such Person under installment sale contracts, (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person and (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position of others or to purchase the obligations of others.

“knowledge” of any party means the actual knowledge of any executive officer of such party (which as to the Company, “executive officers” is as defined in the Exchange Act) after reasonable inquiry.

“Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (a) is materially adverse to the business, assets, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) materially impairs, or prevents or materially delays, the ability of the Company to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, in the case of clause (a) only, the determination of a Material Adverse Effect shall exclude any event, change, circumstance, occurrence, effect or state of facts (i) generally affecting the industry of the Company in the United States, the United Kingdom or Canada, or the economy or the financial or securities markets of the United States, the United Kingdom or Canada, including effects on such industry, economy or markets resulting from any regulatory and political conditions or developments in general, (ii) any acts of God or calamities, or any outbreak or escalation of hostilities or declared or undeclared acts of war or terrorism, (iii) reflecting or resulting from changes in Law or GAAP, (iv) any change in the trading price of the Company’s common stock or trading volume (it being understood that any cause of any such change may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred), or (v) any failure of the Company to meet internal or analysts’ expectations or projections (it being understood that any cause of any such failure may be deemed to constitute, in and of itself, a Material Adverse Effect and may be taken into consideration when determining whether a Material Adverse Effect has occurred); provided that, with respect to clauses (i), (ii) and (iii), to the extent that the impact of such event, change, circumstances, occurrence, effect or state of facts is not disproportionately adverse to the Company and its Subsidiaries, taken as a whole, in comparison to similarly situated businesses.

“Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs or materially delays, or prevents, the ability of Parent or Merger Sub to consummate Merger or any of the other transactions contemplated by this Agreement.

“Parent Parties” means, collectively, (i) Parent, Merger Sub, the Guarantor, the Financing Sources and any of their respective current, former or future Affiliates and (ii) the current, former or future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, Representatives or agents if any of the Persons listed in the foregoing clause (i).

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity.

“Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person.

SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section, paragraph or Exhibit, such reference shall be to an Article, Section, paragraph or Exhibit of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. All Exhibits annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” The words “assets” and “properties” shall be deemed to have the same meaning, and to refer to all assets and properties, whether real or personal, tangible or intangible. Any agreement, instrument or Law defined or referred to herein means such agreement, instrument or Law as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a Person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “made available” shall mean that such documents or information referenced shall have been contained in the Company’s electronic data room to which Parent and its counsel had access by 11:59 pm New York City time on the second day before the date hereof.

SECTION 8.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Confidentiality Agreement and the Limited Guarantee constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings, among the parties with respect to the subject matter hereof and thereof; provided, however, that the parties agree that no provision of the Confidentiality Agreement shall limit in any respect the rights of Parent, the Guarantor or any of their Affiliates to assign or syndicate any portion of their equity commitments, subject to the terms of the Equity Financing Commitment.

SECTION 8.6 No Third Party Beneficiaries.

(a) Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b) Notwithstanding Section 8.6(a), (i) following the Effective Time, the provisions of Section 5.8 shall be enforceable as provided therein and (ii) following the Effective

Time, the provisions of Article II shall be enforceable by each holder of Shares, Company Stock Options and RSUs as of the Effective Time solely to the extent necessary for any such Person to receive the consideration to which it is entitled pursuant to Article II, (iii) the provisions of Section 7.3(g) shall be enforceable against the Company (but not Parent or Merger Sub) by each Financing Source and its successor and assigns, (iv) the provisions of this Section 8.6 and Sections 7.4, 8.7, 8.8, 8.10(c) and 8.12 shall be enforceable against all parties to this Agreement by each Financing Source and its successors and assigns, and (v) the Financing Sources shall be express third party beneficiaries of this Section 8.6 and Sections 7.3(g), 7.4, 8.7, 8.8, 8.10(c) and 8.12.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

SECTION 8.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware. Notwithstanding anything herein to the contrary, each party hereto agrees that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement, the Debt Financing or the transactions contemplated hereby or thereby shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 8.8 Submission to Jurisdiction; Limitation on Suits Against Parent Parties and Financing Sources.

(a) Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal court located in the State of Delaware or any other Delaware state court. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided herein shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(b) Without limiting Sections 7.3(g) or 8.8(c), this Agreement may only be enforced by the Company against, and claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement may only be made by the Company against, Parent, Merger Sub and the Guarantor (but only to the extent set forth in the Limited Guarantee), and the Company shall not seek to enforce this Agreement against, or make any claims or causes of action that are based upon, arise out of or relate to this Agreement or the negotiation, execution or performance of this Agreement against, any other Parent Party.

(c) Notwithstanding anything in this Agreement to the contrary, each of the parties hereto agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Financing Commitments or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable Law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof).

SECTION 8.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to Parent or any of its Affiliates at any time, in which case all references herein to Parent or Merger Sub shall be deemed references to such other Affiliate, except that all representations and warranties made herein with respect to Parent or Merger Sub as of the date of this Agreement shall be deemed to be representations and warranties made with respect to such other Affiliate as of the date of such assignment; provided further, however, that notwithstanding anything herein to the contrary, no transfer or assignment shall relieve Parent or Merger Sub from any of its obligations hereunder or enlarge, alter or change any obligation (or reduce, alter or change any benefit) of any other party hereto due to such transfer or assignment by Parent or Merger Sub. This Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.10 Specific Performance.

(a) The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 7.1, and subject to Sections 8.10(b) and (c), the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal court located in the State of Delaware or any other Delaware state court, this being in addition to any other remedy to which such party is entitled at law or in equity.

(b) Notwithstanding anything herein to the contrary, the Company shall be entitled to seek specific performance to cause Parent and Merger Sub to draw down the Equity Financing or to consummate the Merger only if:

(i) all conditions in Sections 6.1 and 6.2 (other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied;

(ii) Parent and Merger Sub have failed to complete the Closing by the date the Closing is required to occur pursuant to Section 1.2;

(iii) all of the conditions to the consummation of the Debt Financing provided by the Debt Financing Commitments have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing); and

(iv) the Company has irrevocably confirmed that if specific performance is granted and the Equity Financing and Debt Financing are funded, then the Closing will occur.

(c) Nothing in this Section 8.10 or elsewhere in this Agreement shall require Parent or Merger Sub to initiate, prosecute or maintain any Action against any Financing Source or the other Persons providing or obligated to provide the Debt Financing in the event of any breach or purported breach of the Debt Financing Commitments by any such Financing Source or other Person.

(d) Each of the parties hereby waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 8.12 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THOSE CONTEMPLATED BY SECTION 8.8(C)).

SECTION 8.13 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Delivery of an executed counterpart of this Agreement by facsimile or other electronic image scan transmission shall be effective as delivery of an original counterpart hereof. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

SECTION 8.14 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

DFC GLOBAL CORP.

By:	/s/ Jeffrey A. Weiss
	Name:	Jeffrey A. Weiss
	Title:	Chief Executive Officer

[Signatures Continue on the Following Page]

[SIGNATURE PAGE TO MERGER AGREEMENT]

LSF8 STERLING PARENT, LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	President

LSF8 STERLING MERGER COMPANY, LLC

By:	/s/ Kyle Volluz
	Name:	Kyle Volluz
	Title:	President

[SIGNATURE PAGE TO MERGER AGREEMENT]

Exhibit A to Merger Agreement

Form of Certificate of Incorporation of the Surviving Corporation

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

DFC GLOBAL CORP.

ARTICLE I

NAME

The name of the corporation shall be DFC Global Corp. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE

The address of the registered office of the Corporation in the State of Delaware shall be 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name of its registered agent at that address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage, promote and carry on any lawful acts or activities for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED CAPITAL STOCK

The Corporation shall be authorized to issue one class of stock to be designated Common Stock; the total number of shares which the Corporation shall have authority to issue is 100, and each such share shall have a par value of $0.01.

ARTICLE V

EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE VI

AMENDMENT OF CERTIFICATE OF INCORPORATION AND BYLAWS

The Corporation reserves the right at any time, and from time to time, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by the laws of the State of Delaware, and all powers, preferences and rights of any nature conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of

Incorporation in its present form or as hereafter amended are granted subject to this reservation. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation.

ARTICLE VII

ELECTION OF DIRECTORS

Elections of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE VIII

LIABILITY

To the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Any amendment, alteration or repeal of this Article VIII that adversely affects any right of a director shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment or repeal.

Reference is made to the Agreement and Plan of Merger, dated as of April 1, 2014, among LSF8 Sterling Parent, LLC, LSF8 Sterling Merger Company, LLC and the Corporation (the “Merger Agreement”). All rights to indemnification, advancement of expenses and exculpation existing in favor of then current or former (in each case as of [INSERT CLOSING DATE]) directors and officers of the Corporation as provided in the Corporation’s certificate of incorporation and bylaws as in effect on April 1, 2014 for acts or omissions occurring prior to [INSERT CLOSING DATE], survive the Merger (as defined in the Merger Agreement) and shall continue in full force and effect until the expiration of the applicable statute of limitations, in each case with respect to any claims against such director or officer arising out of such acts or omissions, except as otherwise required by applicable law.

[The remainder of this page has been intentionally left blank.]

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IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed, signed and acknowledged by its duly authorized officer on [—], 2014.

By:
Name:
Title:

[Signature Page to Surviving Corporation Certificate of Incorporation]

Exhibit B to Merger Agreement

Form of Bylaws of the Surviving Corporation

AMENDED AND RESTATED

BYLAWS

OF

DFC GLOBAL CORP.

(a Delaware corporation)

Adopted as of [—], 2014

ARTICLE I

CORPORATE OFFICES

Section 1.1 Registered Office. The registered office of the Corporation shall be fixed in the Certificate of Incorporation of the Corporation.

Section 1.2 Other Offices. The Corporation may also have an office or offices, and keep the books and records of the Corporation, except as otherwise required by law, at such other place or places, either within or without the State of Delaware, as the Board of Directors may from time to time determine or the business of the Corporation may require.

ARTICLE II

MEETINGS OF STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of stockholders, for the election of directors and for the transaction of such other business as may properly come before the meeting, shall be held at such place, if any, either within or without the State of Delaware, on such date, and at such time as the Board of Directors shall fix. The Board of Directors may postpone, reschedule or cancel any annual meeting of stockholders previously scheduled by the Board of Directors.

Section 2.2 Special Meeting. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation a special meeting of the stockholders of the Corporation: (i) may be called at any time by the Board of Directors or by the Chairman of the Board of Directors; and (ii) shall be called by the Chairman of the Board of Directors or the Secretary of the Corporation upon the written request or requests of one or more stockholders of record that, at the time a request is delivered, hold shares representing at least 10% of the voting power of the stock entitled to vote on the matter or matters to be brought before the proposed special meeting. Except as otherwise required by law, and except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, special meetings of the stockholders of the Corporation may not be called by any other person or persons. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting. If none of the stockholders who submitted the special meeting request (or their qualified representatives) appears at the special meeting to present the matter or matters to be brought before the special meeting that were specified in the special meeting request(s), the Corporation need not present the matter or matters for a vote at the meeting, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

Section 2.3 Notice of Stockholders’ Meetings.

(a) Whenever stockholders are required or permitted to take any action at a meeting, notice of the place, if any, date, and time of the meeting of stockholders, the record date for determining the stockholders entitled to vote at the meeting (if such date is different from the record date for determining the stockholders entitled to notice of the meeting) and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such meeting, shall be given. The notice shall be given not less than 10 nor more than 60 days before the date on which the meeting is to be held, to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting, except as otherwise provided by law, the Certificate of Incorporation or these Bylaws. In the case of a special meeting, the purpose or purposes for which the meeting is called also shall be set forth in the notice. Notice may be given personally, by mail or by electronic transmission in accordance with Section 232 of the General Corporation Law of the State of Delaware (the “DGCL”). If mailed, such notice shall be deemed given when deposited in the United States mail, postage prepaid, directed to each stockholder at such stockholder’s address as it appears on the records of the Corporation. Notice by electronic transmission shall be deemed given as provided in Section 232 of the DGCL. An affidavit that notice has been given, executed by the Secretary of the Corporation, Assistant Secretary or any transfer agent or other agent of the Corporation, shall be prima facie evidence of the facts stated in the notice in the absence of fraud. Notice shall be deemed to have been given to all stockholders who share an address if notice is given in accordance with Section 233 of the DGCL.

(b) When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the place, if any, date and time thereof, and the means of remote communications, if any, by which stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken; provided, however, that if the adjournment is for more than 30 days, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting. If after the adjournment a new record date for stockholders entitled to vote is fixed for the adjourned meeting, the Board of Directors shall fix a new record date for notice of such adjourned meeting in accordance with Section 7.5, and shall give notice of the adjourned meeting to each stockholder of record entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.

Section 2.4 Organization.

(a) Meetings of stockholders shall be presided over by the Chairman of the Board of Directors, if any, or in his or her absence, by the Chief Executive Officer or, in his or her absence, by another person designated by the Board of Directors. The

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Secretary of the Corporation, or in his or her absence, an Assistant Secretary, or in the absence of the Secretary and all Assistant Secretaries, a person whom the chairman of the meeting shall appoint, shall act as secretary of the meeting and keep a record of the proceedings thereof.

(b) The date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at a meeting of stockholders shall be announced at the meeting. The Board of Directors may adopt such rules and regulations for the conduct of any meeting of stockholders as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the authority to adopt and enforce such rules and regulations for the conduct of any meeting of stockholders and the safety of those in attendance as, in the judgment of the chairman, are necessary, appropriate or convenient for the conduct of the meeting. Rules and regulations for the conduct of meetings of stockholders, whether adopted by the Board of Directors or by the chairman of the meeting, may include without limitation, establishing: (i) an agenda or order of business for the meeting; (ii) rules and procedures for maintaining order at the meeting and the safety of those present; (iii) limitations on attendance at or participation in the meeting to stockholders entitled to vote at the meeting, their duly authorized and constituted proxies and such other persons as the chairman of the meeting shall permit; (iv) restrictions on entry to the meeting after the time fixed for the commencement thereof; (v) limitations on the time allotted for consideration of each agenda item and for questions and comments by participants; (vi) regulations for the opening and closing of the polls for balloting and matters which are to be voted on by ballot (if any); and (vii) procedures (if any) requiring attendees to provide the Corporation advance notice of their intent to attend the meeting. Subject to any rules and regulations adopted by the Board of Directors, the chairman of the meeting may convene and, for any or no reason, from time to time, adjourn and/or recess any meeting of stockholders pursuant to Section 2.7. The chairman of the meeting, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall have the power and duty to declare that a nomination or other business was not properly brought before the meeting if the facts warrant, and if such chairman should so declare, such nomination shall be disregarded or such other business shall not be transacted.

Section 2.5 List of Stockholders. The officer who has charge of the stock ledger shall prepare and make, at least 10 days before every meeting of stockholders, a complete list of the stockholders entitled to vote at the meeting; provided, however, that if the record date for determining the stockholders entitled to vote is less than 10 days before the date of the meeting, the list shall reflect the stockholders entitled to vote as of the 10th day before the meeting date. Such list shall be arranged in alphabetical order and shall show the address of each stockholder and the number of shares registered in the name of each stockholder. Nothing in this Section 2.5 shall require the Corporation to include electronic mail addresses or other electronic contact information on such list. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting at least 10 days prior to the meeting (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of meeting or (b) during ordinary business hours at the principal place of business of the Corporation.

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In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to stockholders of the Corporation. If the meeting is to be held at a place, then a list of stockholders entitled to vote at the meeting shall be produced and kept at the time and place of the meeting during the whole time thereof and may be examined by any stockholder who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any stockholder during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access such list shall be provided with the notice of the meeting. Except as otherwise required by law, the stock ledger shall be the only evidence as to who are the stockholders entitled to examine the list of stockholders required by this Section 2.5 or to vote in person or by proxy at any meeting of stockholders.

Section 2.6 Quorum. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, at any meeting of stockholders, a majority of the voting power of the stock outstanding and entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business. If a quorum is not present or represented at any meeting of stockholders, then the chairman of the meeting, or a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon, shall have power to adjourn or recess the meeting from time to time in accordance with Section 2.7, until a quorum is present or represented. Subject to applicable law, if a quorum initially is present at any meeting of stockholders, the stockholders may continue to transact business until adjournment or recess, notwithstanding the withdrawal of enough stockholders to leave less than a quorum, but if a quorum is not present at least initially, no business other than adjournment or recess may be transacted.

Section 2.7 Adjourned or Recessed Meeting. Any annual or special meeting of stockholders, whether or not a quorum is present, may be adjourned or recessed for any reason from time to time by the chairman of the meeting, subject to any rules and regulations adopted by the Board of Directors pursuant to Section 2.4(b), and may be adjourned for any reason from time to time by a majority of the voting power of the stock present in person or represented by proxy at the meeting and entitled to vote thereon. At any such adjourned or recessed meeting at which a quorum may be present, any business may be transacted that might have been transacted at the meeting as originally called.

Section 2.8 Voting.

(a) Except as otherwise required by law or the Certificate of Incorporation, each holder of stock of the Corporation entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of such stock held of record by such holder that has voting power upon the subject matter in question.

(b) Except as otherwise required by law, the Certificate of Incorporation, these Bylaws or any law, rule or regulation applicable to the Corporation or its securities, at each meeting of stockholders at which a quorum is present, all corporate actions to be taken by vote of the stockholders shall be authorized by the affirmative vote

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of at least a majority of the voting power of the stock present in person or represented by proxy and entitled to vote on the subject matter. Voting at meetings of stockholders need not be by written ballot.

Section 2.9 Proxies. Every stockholder entitled to vote for directors, or on any other matter, shall have the right to do so either in person or by one or more persons authorized to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. A proxy shall be irrevocable if it states that it is irrevocable and if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person or by delivering to the Secretary of the Corporation a revocation of the proxy or executed new proxy bearing a later date.

Section 2.10 Action by Written Consent.

(a) Except as otherwise provided for or fixed pursuant to the provisions of the Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, are signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be effective, a written consent must be delivered to the Corporation by delivery to its registered agent in the State of Delaware. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. Every written consent shall bear the date of signature of each stockholder who signs the consent, and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated consent delivered in the manner required by this Section 2.10 to the Corporation, written consents signed by a sufficient number of holders to take action are delivered to the Corporation in accordance with this Section 2.10.

(b) Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for notice of such meeting had been the date that written consents signed by a sufficient number of stockholders to take the action were delivered to the Corporation in the manner required by this Section 2.10.

Section 2.11 Meetings by Remote Communications. The Board of Directors may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication in accordance with Section 211(a)(2) of the DGCL. If authorized by the Board of Directors in its sole discretion, and subject to such guidelines and procedures as the Board of Directors may adopt, stockholders and proxyholders not physically present at a meeting of stockholders may, by means of remote communication (a) participate in a meeting of stockholders and (b) be deemed present in person and vote at a meeting of stockholders whether such

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meeting is to be held at a designated place or solely by means of remote communication, provided that (i) the Corporation shall implement reasonable measures to verify that each person deemed present and permitted to vote at the meeting by means of remote communication is a stockholder or proxyholder; (ii) the Corporation shall implement reasonable measures to provide such stockholders and proxyholders a reasonable opportunity to participate in the meeting and to vote on matters submitted to the stockholders, including an opportunity to read or hear the proceedings of the meeting substantially concurrently with such proceedings; and (iii) if any stockholder or proxyholder votes or takes other action at the meeting by means of remote communication, a record of such vote or other action shall be maintained by the Corporation.

ARTICLE III

DIRECTORS

Section 3.1 Powers. Subject to the provisions of the DGCL and to any limitations in the Certificate of Incorporation relating to action required to be approved by the stockholders, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authorities these Bylaws expressly confer upon it, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, the Certificate of Incorporation or these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number, Term of Office and Election. Except as otherwise provided for or fixed pursuant to the Certificate of Incorporation, the Board of Directors shall consist initially of one director and thereafter such number of directors as may be determined from time to time solely by resolution adopted by the affirmative vote of a majority of the total number of directors then authorized. At any meeting of stockholders at which directors are to be elected, directors shall be elected by a plurality of the votes cast. Each director shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified. Directors need not be stockholders unless so required by the Certificate of Incorporation or these Bylaws, wherein other qualifications for directors may be prescribed.

Section 3.3 Vacancies. Unless otherwise required by law, newly created directorships resulting from any increase in the authorized number of directors and any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled by the affirmative vote of a majority of the remaining directors then in office and entitled to vote thereon, even though less than a quorum, or by the sole remaining director, or by the stockholders. Any director so chosen shall hold office until the next election of directors and until his or her successor shall have been duly elected and qualified.

Section 3.4 Resignations and Removal.

(a) Any director may resign at any time upon notice given in writing or by electronic transmission to the Board of Directors, the Chairman of the Board of Directors or the Secretary of the Corporation. Such resignation shall take effect upon

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delivery, unless the resignation specifies a later effective date or time or an effective date or time determined upon the happening of an event or events. Unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

(b) Unless otherwise restricted by law, any director or the entire Board of Directors may be removed, with or without cause, by the affirmative vote of at least a majority of the voting power of the stock outstanding and entitled to vote thereon.

Section 3.5 Regular Meetings. Regular meetings of the Board of Directors shall be held at such place or places, within or without the State of Delaware, on such date or dates and at such time or times, as shall have been established by the Board of Directors and publicized among all directors. A notice of each regular meeting shall not be required.

Section 3.6 Special Meetings. Special meetings of the Board of Directors for any purpose or purposes may be called at any time by the Chairman of the Board of Directors, the Chief Executive Officer or a majority of the directors then in office. The person or persons authorized to call special meetings of the Board of Directors may fix the place, within or without the State of Delaware, date and time of such meetings. Notice of each such meeting shall be given to each director, if by mail, addressed to such director at his or her residence or usual place of business, at least five days before the day on which such meeting is to be held, or shall be sent to such director by electronic transmission, or be delivered personally or by telephone, in each case at least 24 hours prior to the time set for such meeting. A notice of special meeting need not state the purpose of such meeting, and, unless indicated in the notice thereof, any and all business may be transacted at a special meeting.

Section 3.7 Participation in Meetings by Conference Telephone. Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such Board of Directors or committee by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

Section 3.8 Quorum and Voting. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, a majority of the affirmative vote of a majority of the total number of directors then authorized shall constitute a quorum for the transaction of business at any meeting of the Board of Directors, and the vote of a majority of the directors present at a duly held meeting at which a quorum is present shall be the act of the Board of Directors. The chairman of the meeting or a majority of the directors present may adjourn the meeting to another time and place whether or not a quorum is present. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Section 3.9 Board of Directors Action by Written Consent without a Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, provided that all members of the Board of Directors or committee, as the case may be, consent in writing or by electronic transmission to such action, and the writing or writings or electronic transmission or

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transmissions are filed with the minutes or proceedings of the Board of Directors or committee. Such filing shall be in paper form if the minutes are maintained in paper form and shall be in electronic form if the minutes are maintained in electronic form.

Section 3.10 Chairman of the Board. The Chairman of the Board shall preside at meetings of stockholders and directors and shall perform such other duties as the Board of Directors may from time to time determine. If the Chairman of the Board is not present at a meeting of the Board of Directors, another director chosen by the Board of Directors shall preside.

Section 3.11 Rules and Regulations. The Board of Directors may adopt such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings and management of the affairs of the Corporation as the Board of Directors shall deem proper.

Section 3.12 Fees and Compensation of Directors. Directors may receive such compensation, if any, for their services on the Board of Directors and its committees, and such reimbursement of expenses, as may be fixed or determined by resolution of the Board of Directors.

Section 3.13 Emergency Bylaws. In the event of any emergency, disaster or catastrophe, as referred to in Section 110 of the DGCL, or other similar emergency condition, as a result of which a quorum of the Board of Directors or a standing committee of the Board of Directors cannot readily be convened for action, then the director or directors in attendance at the meeting shall constitute a quorum. Such director or directors in attendance may further take action to appoint one or more of themselves or other directors to membership on any standing or temporary committees of the Board of Directors as they shall deem necessary and appropriate.

ARTICLE IV

COMMITTEES

Section 4.1 Committees of the Board of Directors. The Board of Directors may designate one or more committees, each such committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee to replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent permitted by law and provided in the resolution of the Board of Directors establishing such committee, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to (a) approving or adopting, or recommending to the stockholders, any action or matter (other than the election or removal of directors) expressly required by

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the DGCL to be submitted to stockholders for approval or (b) adopting, amending or repealing any bylaw of the Corporation. All committees of the Board of Directors shall keep minutes of their meetings and shall report their proceedings to the Board of Directors when requested or required by the Board of Directors.

Section 4.2 Meetings and Action of Committees. Unless the Board of Directors provides otherwise by resolution, any committee of the Board of Directors may adopt, alter and repeal such rules and regulations not inconsistent with the provisions of law, the Certificate of Incorporation or these Bylaws for the conduct of its meetings as such committee may deem proper.

ARTICLE V

OFFICERS

Section 5.1 Officers. The officers of the Corporation may consist of a Chief Executive Officer, a President, a Chief Financial Officer, one or more Vice Presidents, a Secretary, a Treasurer, a Controller and such other officers as the Board of Directors may from time to time determine, each of whom shall be elected by the Board of Directors, each to have such authority, functions or duties as set forth in these Bylaws or as determined by the Board of Directors. Each officer shall be elected by the Board of Directors and shall hold office for such term as may be prescribed by the Board of Directors and until such person’s successor shall have been duly elected and qualified, or until such person’s earlier death, disqualification, resignation or removal. Any number of offices may be held by the same person; provided, however, that no officer shall execute, acknowledge or verify any instrument in more than one capacity if such instrument is required by law, the Certificate of Incorporation or these Bylaws to be executed, acknowledged or verified by two or more officers. The Board of Directors may require any officer, agent or employee to give security for the faithful performance of his or her duties.

Section 5.2 Compensation. The salaries of the officers of the Corporation and the manner and time of the payment of such salaries shall be fixed and determined by the Board of Directors and may be altered by the Board of Directors from time to time as it deems appropriate, subject to the rights, if any, of such officers under any contract of employment.

Section 5.3 Removal, Resignation and Vacancies. Any officer of the Corporation may be removed, with or without cause, by the Board of Directors, without prejudice to the rights, if any, of such officer under any contract to which it is a party. Any officer may resign at any time upon notice given in writing or by electronic transmission to the Corporation, without prejudice to the rights, if any, of the Corporation under any contract to which such officer is a party. If any vacancy occurs in any office of the Corporation, the Board of Directors may elect a successor to fill such vacancy for the remainder of the unexpired term and until a successor shall have been duly elected and qualified.

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Section 5.4 Chief Executive Officer. If so appointed, the Chief Executive Officer shall have general supervision and direction of the business and affairs of the Corporation, shall be responsible for corporate policy and strategy, and shall report directly to the Board of Directors. Unless otherwise provided in these Bylaws, all other officers of the Corporation shall report directly to the Chief Executive Officer or as otherwise determined by the Chief Executive Officer. The Chief Executive Officer shall, if present and in the absence of the Chairman of the Board of Directors, preside at meetings of the stockholders.

Section 5.5 President. If so appointed, the President shall be the chief operating officer of the Corporation, with general responsibility for the management and control of the operations of the Corporation. The President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors or the Chief Executive Officer may from time to time determine.

Section 5.6 Chief Financial Officer. The Chief Financial Officer shall exercise all the powers and perform the duties of the office of the chief financial officer and in general have overall supervision of the financial operations of the Corporation. The Chief Financial Officer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.7 Vice Presidents. Each Vice President shall have such powers and duties as shall be prescribed by his or her superior officer, the Chief Executive Officer or the President. A Vice President shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.8 Treasurer. The Treasurer shall supervise and be responsible for all the funds and securities of the Corporation, the deposit of all moneys and other valuables to the credit of the Corporation in depositories of the Corporation, borrowings and compliance with the provisions of all indentures, agreements and instruments governing such borrowings to which the Corporation is a party, the disbursement of funds of the Corporation and the investment of its funds, and in general shall perform all of the duties incident to the office of the Treasurer. The Treasurer shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time determine.

Section 5.9 Controller. The Controller shall be the chief accounting officer of the Corporation. The Controller shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer, the President or the Chief Financial Officer may from time to time determine.

Section 5.10 Secretary. The powers and duties of the Secretary are: (i) to act as Secretary at all meetings of the Board of Directors, of the committees of the Board of

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Directors and of the stockholders and to record the proceedings of such meetings in a book or books to be kept for that purpose; (ii) to see that all notices required to be given by the Corporation are duly given and served; (iii) to act as custodian of the seal of the Corporation and affix the seal or cause it to be affixed to all certificates of stock of the Corporation and to all documents, the execution of which on behalf of the Corporation under its seal is duly authorized in accordance with the provisions of these Bylaws; (iv) to have charge of the books, records and papers of the Corporation and see that the reports, statements and other documents required by law to be kept and filed are properly kept and filed; and (v) to perform all of the duties incident to the office of Secretary. The Secretary shall, when requested, counsel with and advise the other officers of the Corporation and shall perform such other duties as the Board of Directors, the Chief Executive Officer or the President may from time to time determine.

Section 5.11 Additional Matters. The Chief Executive Officer, the President and the Chief Financial Officer of the Corporation shall have the authority to designate employees of the Corporation to have the title of Vice President, Assistant Vice President, Assistant Treasurer or Assistant Secretary. Any employee so designated shall have the powers and duties determined by the officer making such designation. The persons upon whom such titles are conferred shall not be deemed officers of the Corporation unless elected by the Board of Directors.

Section 5.12 Action with Respect to Securities of Other Corporations or Entities. The Chief Executive Officer, the President or any other officer of the Corporation authorized by the Board of Directors or the Chief Executive Officer or the President is authorized to vote, represent, and exercise on behalf of the Corporation all rights incident to any and all shares or other equity interests of any other corporation or entity, or corporations or entities, standing in the name of the Corporation. The authority herein granted may be exercised either by such person directly or by any other person authorized to do so by proxy or power of attorney duly executed by the person having such authority.

Section 5.13 Delegation. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officers or agents, notwithstanding the foregoing provisions of this Article V.

ARTICLE VI

INDEMNIFICATION AND ADVANCEMENT OF EXPENSES

Section 6.1 Indemnification

(a) Each person who was or is a party or is threatened to be made a party to, or was or is otherwise involved in, any action, suit, arbitration, alternative dispute mechanism, inquiry, judicial, administrative or legislative hearing, investigation or any other threatened, pending or completed proceeding, whether brought by or in the right of the Corporation or otherwise, including any and all appeals, whether of a civil, criminal, administrative, legislative, investigative or other nature (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director or an officer of the Corporation or while a director or officer of the Corporation is or was serving at the request of the

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Corporation as a director, officer, employee, agent or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), or by reason of anything done or not done by him or her in any such capacity, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement by or on behalf of the indemnitee) actually and reasonably incurred by such indemnitee in connection therewith; provided, however, that, except as otherwise required by law or provided in Section 6.3 with respect to proceedings to enforce rights under this Article VI, the Corporation shall indemnify any such indemnitee in connection with a proceeding, or part thereof, initiated by such indemnitee (including claims and counterclaims, whether such counterclaims are asserted by (i) such indemnitee, or (ii) the Corporation in a proceeding initiated by such indemnitee) only if such proceeding, or part thereof, was authorized or ratified by the Board of Directors.

(b) To receive indemnification under this Section 6.1, an indemnitee shall submit a written request to the Corporation. Such request shall include documentation or information that is necessary to determine the entitlement of the indemnitee to indemnification and that is reasonably available to the indemnitee. Upon receipt by the Corporation of such a written request, the entitlement of the indemnitee to indemnification shall be determined by the following person or persons who shall be empowered to make such determination: (i) the Board of Directors by a majority vote of the directors who are not parties to such proceeding, whether or not such majority constitutes a quorum, (ii) a committee of such directors designated by a majority vote of such directors, whether or not such majority constitutes a quorum, (iii) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee, (iv) the stockholders of the Corporation or (v) in the event that a change of control (as defined below) has occurred, by independent legal counsel in a written opinion to the Board of Directors, a copy of which shall be delivered to the indemnitee. The determination of entitlement to indemnification shall be made and, unless a contrary determination is made, such indemnification shall be paid in full by the Corporation not later than 60 days after receipt by the Corporation of a written request for indemnification. For purposes of this Section 6.1(b), a “change of control” will be deemed to have occurred if the individuals who, as of the effective date of these Bylaws, constitute the Board of Directors (the “incumbent board”) cease for any reason to constitute at least a majority of the Board of Directors; provided, however, that any individual becoming a director subsequent to such effective date whose election, or nomination for election by the stockholders of the Corporation, was approved by a vote of at least a majority of the directors then comprising the incumbent board shall be considered as though such individual were a member of the incumbent board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors.

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Section 6.2 Right to Advancement of Expenses.

(a) In addition to the right to indemnification conferred in Section 6.1, an indemnitee shall, to the fullest extent not prohibited by law, also have the right to be paid by the Corporation the expenses (including attorneys’ fees) incurred in defending any proceeding with respect to which indemnification is required under Section 6.1 in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that an advancement of expenses shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision of a court of competent jurisdiction from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Article VI or otherwise.

(b) To receive an advancement of expenses under this Section 6.2, an indemnitee shall submit a written request to the Corporation. Such request shall reasonably evidence the expenses incurred by the indemnitee and shall include or be accompanied by the undertaking required by Section 6.2(a). Each such advancement of expenses shall be made within 20 days after the receipt by the Corporation of a written request for advancement of expenses.

Section 6.3 Right of Indemnitee to Bring Suit. In the event that a determination is made that the indemnitee is not entitled to indemnification or if payment is not timely made following a determination of entitlement to indemnification pursuant to Section 6.1(b) or if an advancement of expenses is not timely made under Section 6.2(b), the indemnitee may at any time thereafter bring suit against the Corporation in a court of competent jurisdiction in the State of Delaware seeking an adjudication of entitlement to such indemnification or advancement of expenses. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit to the fullest extent permitted by law. In any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Further, in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee has not met any applicable standard of conduct for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a

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suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under applicable law, this Article VI or otherwise shall be on the Corporation.

Section 6.4 Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Article VI shall not be exclusive of any other right which any person may have or hereafter acquire under any law, agreement, vote of stockholders or disinterested directors, provisions of a certificate of incorporation or bylaws, or otherwise.

Section 6.5 Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 6.6 Indemnification of Employees and Agents of the Corporation. The Corporation may, to the extent and in the manner permitted by applicable law, and to the extent authorized from time to time, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation.

Section 6.7 Nature of Rights. The rights conferred upon indemnitees in this Article VI shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer or trustee and shall inure to the benefit of the indemnitee’s heirs, executors and administrators. Any amendment, alteration or repeal of this Article VI that adversely affects any right of an indemnitee or its successors shall be prospective only and shall not limit or eliminate any such right with respect to any proceeding involving any occurrence or alleged occurrence of any action or omission to act that took place prior to such amendment, alteration or repeal.

Section 6.8 Settlement of Claims. Notwithstanding anything in this Article VI to the contrary, the Corporation shall not be liable to indemnify any indemnitee under this Article VI for any amounts paid in settlement of any proceeding effected without the Corporation’s written consent, which consent shall not be unreasonably withheld, or for any judicial award if the Corporation was not given a reasonable and timely opportunity, at its expense, to participate in the defense of such proceeding.

Section 6.9 Subrogation. In the event of payment under this Article VI, the Corporation shall be subrogated to the extent of such payment to all of the rights of recovery of the indemnitee, who shall execute all papers required and shall do everything that may be necessary to secure such rights, including the execution of such documents necessary to enable the Corporation effectively to bring suit to enforce such rights.

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Section 6.10 Severability. If any provision or provisions of this Article VI shall be held to be invalid, illegal or unenforceable for any reason whatsoever, (a) the validity, legality and enforceability of the remaining provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not by themselves invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby, and (b) to the fullest extent possible, the provisions of this Article VI (including, without limitation, all portions of any paragraph of this Article VI containing any such provision held to be invalid, illegal or unenforceable, that are not themselves invalid, illegal or unenforceable) shall be construed so as to give effect to the intent of the parties that the Corporation provide protection to the indemnitee to the fullest enforceable extent.

ARTICLE VII

CAPITAL STOCK

Section 7.1 Certificates for Stock. The Board of Directors shall determine whether shares of the corporation shall be uncertificated or certificated. Every holder of stock represented by certificates shall be entitled to have a certificate signed by or in the name of the Corporation by the Chairman or Vice Chairman of the Board of Directors, if any, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary of the Corporation or an Assistant Secretary, of the Corporation certifying the number of shares owned by such holder in the Corporation. Any or all such signatures may be facsimiles. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue.

Section 7.2 Transfers of Stock. Transfers of shares of stock of the Corporation shall be made only on the books of the Corporation upon authorization by the registered holder thereof or by such holder’s attorney thereunto authorized by a power of attorney duly executed and filed with the Secretary of the Corporation or a transfer agent for such stock, and if such shares are represented by a certificate, upon surrender of the certificate or certificates for such shares properly endorsed or accompanied by a duly executed stock transfer power and the payment of any taxes thereon; provided, however, that the Corporation shall be entitled to recognize and enforce any lawful restriction on transfer.

Section 7.3 Lost Certificates. The Corporation may issue a new share certificate or uncertificated shares in the place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate or the owner’s legal representative to give the Corporation a bond (or other adequate security) sufficient to indemnify it against any claim that may be made against it (including any expense or liability) on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares. The Board of Directors may adopt such other provisions and restrictions with reference to lost certificates, not inconsistent with applicable law, as it shall in its discretion deem appropriate.

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Section 7.4 Registered Stockholders. The Corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise required by law.

Section 7.5 Record Date for Determining Stockholders. In order that the Corporation may determine the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjourned meeting, or to express consent to corporate action in writing without a meeting, or to demand a special meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, unless otherwise required by law, not be more than 60 days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjourned meeting unless the board fixes a new record date, which it must do if the meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

Section 7.6 Waiver of Notice. Whenever notice is required to be given under any provision of the DGCL or the Certificate of Incorporation or these Bylaws, a written waiver, signed by the person entitled to notice, or a waiver by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders, the Board of Directors or a committee of the Board of Directors need be specified in any written waiver of notice or any waiver by electronic transmission unless so required by the Certificate of Incorporation or these Bylaws.

ARTICLE VIII

GENERAL MATTERS

Section 8.1 Fiscal Year. The fiscal year of the Corporation shall begin on the first day of January of each year and end on the last day of December of the same year, or shall extend for such other 12 consecutive months as the Board of Directors may designate.

Section 8.2 Corporate Seal. The Board of Directors may provide a suitable seal, containing the name of the Corporation and use the same by causing it or a facsimile thereof to be impressed, affixed, reproduced or otherwise.

Section 8.3 Reliance upon Books, Reports and Records. Each director and each member of any committee designated by the Board of Directors shall, in the performance of his or her duties, be fully protected in relying in good faith upon the books of account or other records of the Corporation and upon such information, opinions, reports or

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statements presented to the Corporation by any of its officers or employees, or committees of the Board of Directors so designated, or by any other person as to matters which such director or committee member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.

Section 8.4 Subject to Law and Certificate of Incorporation. All powers, duties and responsibilities provided for in these Bylaws, whether or not explicitly so qualified, are qualified by the Certificate of Incorporation and applicable law.

ARTICLE IX

AMENDMENTS

Section 9.1 Amendments. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors is expressly authorized to adopt, amend or repeal these Bylaws. The stockholders may make additional Bylaws and may alter and repeal any Bylaws whether adopted by them or otherwise.

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